UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(A)
of the Securities Exchange Act of 1934

Filed by the Registrant  ☑

Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement	☐	Confidential, for Use of the Commission Only
☑	Definitive Proxy Statement		(as permitted by Rule 14a-6(e)(2))
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12
PDL BIOPHARMA, INC.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing proxy statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☑	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

932 Southwood Boulevard
Incline Village, Nevada 89451
775-832-8500

April 30, 2019

You are cordially invited to attend our 2019 annual meeting of stockholders (the Annual Meeting) on June 20, 2019, at 3:00 p.m., Pacific Time, at The Chateau at Incline Village, 955 Fairway Blvd, Incline Village, Nevada 89451.

This year we are taking advantage of the Securities and Exchange Commission rules that allow us to furnish proxy materials to stockholders by providing access to these documents on the Internet instead of mailing printed copies. The rules allow us to provide stockholders with the information they need, while lowering the printing and mailing costs and reducing the environmental impact of the proxy material and annual report. The printed proxy materials will be sent to stockholders only upon specific request. On or before May 10, 2019, we will mail our stockholders a Notice of Internet Availability of Proxy Materials containing instructions on how to access our 2019 proxy statement and 2018 annual report and how they may cast their vote online via the Internet. This information is also available on our website at www.pdl.com.

Your vote is very important. The notice of Annual Meeting and 2019 proxy statement that follow describe the matters we will consider at the meeting. If you received the Notice of Internet Availability of Proxy Materials, a proxy card was not sent to you and you may vote only via the Internet unless you attend the Annual Meeting or request that a proxy card and proxy materials be mailed to you. If you have requested that a proxy card and proxy materials be mailed to you, and you have received those materials, then you may vote by mail, telephone or via the Internet by following the instructions provided on the proxy card in order to be certain your shares are represented at the Annual Meeting, even if you plan to attend in person.

I look forward to seeing you at the Annual Meeting.

Dominique Monnet
President and Chief Executive Officer

932 Southwood Boulevard
Incline Village, Nevada 89451
775-832-8500

Notice of 2019 Annual Meeting of Stockholders

Dear Stockholder:

On behalf of the Board of Directors (the Board), I cordially invite you to attend the 2019 annual meeting of stockholders (the Annual Meeting) of PDL BioPharma, Inc., a Delaware corporation (the Company), to be held on June 20, 2019, at 3:00 p.m., Pacific Time, at The Chateau at Incline Village, 955 Fairway Blvd, Incline Village, Nevada 89451, for the following purposes:

1.	To elect three Class III directors, each to hold office for a three-year term or until his or her successor is elected and qualified (see page 6);

2.	To ratify the appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm of the Company for the fiscal year ending December 31, 2019 (see page 17);

3.	To approve, on an advisory basis, the compensation of the Company’s named executive officers as disclosed in this proxy statement (see page 19); and

4.	To transact such other business as may properly come before the Annual Meeting and any postponement(s) or adjournment(s) thereof.

If you are a stockholder at the close of business on April 26, 2019, you are entitled to vote at the Annual Meeting. For our Annual Meeting, we have elected to use the Internet as our primary means of providing our proxy materials to stockholders. Consequently, most stockholders will not receive paper copies of our proxy materials. We will instead send to these stockholders a Notice of Internet Availability of Proxy Materials with instructions for accessing the proxy materials, including our 2019 proxy statement and 2018 annual report, and for voting via the Internet. The Notice of Internet Availability of Proxy Materials also provides information on how stockholders may obtain paper copies of our proxy materials free of charge, if they so choose. The electronic delivery of our proxy materials will significantly reduce our printing and mailing costs and the environmental impact of the circulation of our proxy materials.

The Notice of Internet Availability of Proxy Materials will also provide the date, time and location of the annual meeting; the matters to be acted upon at the meeting and our Boards’ recommendation with regard to each matter; a toll-free number, an email address and a website where stockholders may request a paper or email copy of the proxy statement, our annual report to stockholders and a form of proxy relating to the annual meeting; information on how to access the form of proxy; and information on how to attend the meeting and vote in person.

Your vote will be especially important at the Annual Meeting. The Board recommends a vote “FOR ALL” with respect to the election of our Class III director nominees named on the proxy card, and also recommends a vote “FOR” the ratification of the appointment of PricewaterhouseCoopers LLP and “FOR” the compensation of the Company’s named executive officers. We urge you to vote your shares by proxy, by telephone or via the Internet as soon as possible, even if you plan to attend the Annual Meeting in person, so that your shares may be represented and voted at the Annual Meeting or, if you request that the proxy materials be mailed to you, by signing, dating and returning the proxy card enclosed with those materials. For specific instructions on how to vote your shares, please refer to this proxy statement and the Notice of Internet Availability of Proxy Materials you received in the mail.

If you plan to attend the Annual Meeting in person, please note that admission will be on a first-come, first-served basis. Each stockholder may be asked to present valid picture identification, such as a driver’s license or passport, and proof of ownership of the Company’s common stock as of the record date, such as the enclosed proxy card or a brokerage statement reflecting stock ownership as of the record date.

By Order of the Board of Directors,

Christopher Stone
Vice President, General Counsel and Secretary

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JUNE 20, 2019: A complete set of proxy materials relating to our annual meeting are available on the Internet at www. proxyvote.com using the control number provided in the Notice of Internet Availability of Proxy Materials you received in the mail.

Proxy Statement
2019 Annual Meeting of Stockholders

GENERAL INFORMATION ABOUT THE ANNUAL MEETING

What is the purpose of this proxy statement?

The Board of Directors (the Board) of PDL BioPharma, Inc. (PDL, we or the Company) is soliciting proxies to be voted at the Company’s 2019 annual meeting of stockholders (the Annual Meeting) to be held at 3:00 p.m., Pacific Time, on June 20, 2019, at The Chateau at Incline Village, 955 Fairway Blvd, Incline Village, Nevada 89451, and at any adjournment of the Annual Meeting. This proxy statement contains important information about the Company, the Annual Meeting and the proposals to be considered at the Annual Meeting. However, you do not need to attend the Annual Meeting to vote your shares. Instead, you may simply complete, sign and return the proxy card, or follow the instructions below to submit your proxy over the telephone or through the Internet.

Why did I receive a Notice of Internet Availability of Proxy Materials instead of a full set of proxy materials?

Pursuant to the rules adopted by the Securities and Exchange Commission (the SEC), the Company has elected to use the Internet as the primary means of furnishing its proxy materials to its stockholders. Accordingly, the Company will mail a Notice of Internet Availability of Proxy Materials (the Notice) on or before May 10, 2019, to its stockholders of record and beneficial owners. The Notice provides instructions on how you may access this proxy statement and the Company’s 2018 annual report on the Internet at www.proxyvote.com or request a printed copy of the proxy materials at no charge. In addition, the Notice provides instructions on how you may request to receive, at no charge, future proxy materials in printed form by mail or electronically by email. Your election to receive proxy materials by mail or email will remain in effect until you revoke it. Choosing to receive future proxy materials by email will save the Company the cost of printing and mailing documents to stockholders and will reduce the environmental impact of its annual meetings.

What will the stockholders vote on at the Annual Meeting?

We are submitting three matters for approval by our stockholders:

1.	To elect three Class III directors, each to hold office for a three-year term or until his or her successor is elected and qualified (see page 6);

2.	To ratify the appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm of the Company for the fiscal year ending December 31, 2019 (see page 17); and

3.	To approve, on an advisory basis, the compensation of the Company’s named executive officers as disclosed in this proxy statement (see page 19).

 How does the Board recommend that I vote?

The Board recommends that you vote your shares “FOR ALL” the nominees for directors proposed by the Board, “FOR” the ratification of the appointment of PricewaterhouseCoopers LLP and “FOR” the compensation of the Company’s named executive officers.

Who is entitled to vote at the Annual Meeting?

Only stockholders of record at the close of business on April 26, 2019, the record date, will be entitled to vote at the Annual Meeting. On this record date, 120,654,947 shares of our common stock were outstanding.

Stockholder of Record: Shares Registered in Your Name

If, on April 26, 2019, your shares were registered directly in your name with PDL’s transfer agent, Computershare Investor Services, LLC, then you are a stockholder of record. As a stockholder of record, you may vote in person at the Annual Meeting or vote by proxy. Whether or not you plan to attend the Annual Meeting, we urge you to vote by proxy over the telephone, on the Internet as instructed below, or, if you request printed copies of the proxy materials by mail, by signing, dating and returning your proxy card enclosed with those materials, to ensure your vote is counted.

Beneficial Owner: Shares Registered in the Name of a Broker, Bank or Other Agent

If, on April 26, 2019, your shares were held, not in your name, but rather in an account at a brokerage firm, bank, dealer or other similar organization, then you are the beneficial owner of shares held in “street name.” The organization holding your account is considered to be the stockholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to direct your broker or other agent regarding how to vote the shares in your account. You are also invited to attend the Annual Meeting. However, since you are not the stockholder of record, you may not vote your shares in person at the Annual Meeting unless you request and obtain a valid proxy from your broker or other agent.

What constitutes a quorum for the Annual Meeting?

The Company’s Third Amended and Restated Bylaws (the Bylaws) provide that a majority of the outstanding shares of our common stock, whether present in person or by proxy, will constitute a quorum for the Annual Meeting. As of April 26, 2019, 120,654,947 shares of our common stock were outstanding. If a majority of the shares outstanding on the record date are present in person or by proxy at the Annual Meeting, a quorum will be present. Abstentions and broker non-votes are counted as present for determining whether a quorum is present.

How many votes are required for the approval of each item?

There are differing vote requirements for the three proposals:

1.
The nominees for election as Class III directors will be elected if a majority of shares entitled to vote and present at the Annual Meeting in person or by proxy vote “FOR” each of their elections; provided that if the number of nominees exceeds the number of directors to be elected, a plurality of shares entitled to vote and present at the Annual Meeting in person or by proxy shall be required.

2.
The ratification of the appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm of the Company for the fiscal year ending December 31, 2019, will be approved if a majority of the shares entitled to vote and present at the Annual Meeting in person or by proxy vote “FOR” approval. If you “ABSTAIN” from voting, it will have the same effect as an “AGAINST” vote. Broker non-votes will have no effect.

3.
The approval of the advisory vote on the compensation of our named executive officers as disclosed in this proxy statement will require the affirmative vote of a majority of the votes cast in person or by proxy at the Annual Meeting. If you “ABSTAIN” from voting, it will have the same effect as an “AGAINST” vote. Broker non-votes will have no effect.

 How are abstentions and broker non-votes treated?

Under the General Corporation Law of the State of Delaware, an abstaining vote and a broker non-vote are counted as present and are, therefore, included for purposes of determining whether a quorum of shares is present at the Annual Meeting.

Broker non-votes are not included in the tabulation of the voting results on issues requiring approval of a majority of the shares present or represented by proxy and entitled to vote at the Annual Meeting and, therefore, do not have an effect on the three matters to be considered at the Annual Meeting. A broker non-vote occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have the discretionary voting instructions with respect to that item and has not received instructions from the beneficial owner. Under the rules that govern brokers who are voting with respect to shares held by them as nominee, brokers have the discretion to vote such shares only on routine matters. Routine matters include, among others, the ratification of auditors. The election of directors and the approval, on an advisory basis, of the compensation of the Company’s named executive officers are considered non-routine matters.

For the purpose of determining whether the stockholders have approved matters other than the election of directors, abstentions are treated as shares present or represented and voting, so abstentions have the same effect as a vote against a proposal. Shares held by brokers who do not have discretionary authority to vote on a particular matter and have not received voting instructions from their customers are not counted or deemed to be present or represented for purposes of determining whether stockholders have approved that matter.

How do I vote?

There are differing voting procedures for the proposals. For Proposal No. 1 (Election of Directors), you may vote “FOR ALL” of the nominees to the Board, you may “WITHHOLD” your vote for each of the nominees or you may vote “FOR ALL EXCEPT” certain of the nominees specified by you. For each other proposal, you may either vote “FOR” or “AGAINST” or “ABSTAIN” from voting.

Stockholder of Record: Shares Registered in Your Name

If you are a stockholder of record, you may vote in person at the Annual Meeting, vote by proxy over the telephone, vote by proxy on the Internet, or if you request printed copies of the proxy materials by mail, by signing, dating and returning your proxy card in the postage-paid envelope provided. You may still attend the Annual Meeting and vote in person even if you have already voted by proxy.

•
To vote over the telephone, dial toll-free 1-800-690-6903 using a touch-tone telephone and follow the recorded instructions. You will be asked to provide the control number that has been provided with the Notice. Your vote must be received by 11:59 p.m., Eastern Time, on June 19, 2019, to be counted.

•
To vote on the Internet, go to www.proxyvote.com to complete an electronic proxy card. You will be asked to provide the control number that has been provided with the Notice. Your vote must be received by 11:59 p.m., Eastern Time, on June 19, 2019, to be counted.

•
If you requested printed proxy materials, to vote using the proxy card, simply sign, date and return your proxy card enclosed with the proxy materials and return it promptly in the postage-paid envelope provided. If you return your signed proxy card to us before the Annual Meeting, we will vote your shares as you direct.

To vote in person, come to the Annual Meeting and we will give you a ballot when you arrive.

Beneficial Owner: Shares Registered in the Name of Broker, Bank or Other Agent

If you are a beneficial owner of shares registered in the name of your broker, bank or other agent, you should have received voting instructions with these proxy materials from that organization rather than from PDL. You may vote by telephone or over the Internet or use the proxy card as instructed by your broker, bank or other agent. To vote in person at the Annual Meeting, you must obtain a valid proxy from your broker, bank or other agent. Follow the instructions from your broker, bank or other agent included with these proxy materials, or contact your broker, bank or other agent to request a proxy form.

We provide Internet proxy voting to allow you to vote your shares online, with procedures designed to ensure the authenticity and correctness of your proxy vote instructions. Please be aware that you must bear any costs associated with your Internet access, such as usage charges from Internet access providers and telephone companies.

How many votes do I have?

On each matter to be voted, you have one vote for each share of our common stock you own as of April 26, 2019.

What does it mean if I receive more than one Notice or proxy card?

If you receive more than one Notice of Internet Availability of Proxy Materials or proxy card, it generally means your shares are registered differently or are in more than one account. To ensure that all of your shares are represented at the Annual Meeting, we recommend that you provide voting instructions for each proxy card or, if you vote via the Internet or by telephone, vote once for each proxy card you receive to ensure that all of your shares are voted.

What if I return a proxy card but do not make specific choices?

If you return a signed and dated proxy card without marking any vote selections, your shares will be voted “FOR ALL” the election of each nominee for director, “FOR” the ratification of PricewaterhouseCoopers LLP as our independent registered public accounting firm and “FOR” the approval of the compensation of our named executive officers as disclosed in this proxy statement. If any other matter is properly presented at the Annual Meeting, your proxyholder (one of the individuals named on your proxy card) will vote your shares using his or her best judgment.

Can I change my vote after submitting my proxy?

Yes. You can revoke your proxy and change your vote at any time before the final vote at the Annual Meeting. If you are the record holder of your shares, you may revoke your proxy in any one of four ways:

1.	You may submit new voting instructions via telephone or Internet pursuant to the instructions given in the Notice.

2.	You may submit another completed proxy card with a later date.

3.	You may send a timely written notice that you are revoking your proxy to our Secretary, care of PDL BioPharma, Inc., 932 Southwood Boulevard, Incline Village, Nevada 89451.

4.	You may attend the Annual Meeting and vote in person by ballot. Simply attending the Annual Meeting will not, by itself, revoke your proxy.

Any written notice of revocation or later dated proxy that is mailed must be received before the close of business on June 19, 2019. Alternatively, you may hand deliver a written revocation notice or a later dated proxy to our Secretary at the Annual Meeting before voting begins.

If your shares are held by your broker or bank as a nominee or agent, you should follow the instructions provided by your broker or bank. Only the latest validly executed proxy that you submit will be counted.

How are votes counted?

Votes will be counted by the inspector of election appointed for the Annual Meeting. The inspector of election will separately count “FOR” and “WITHHOLD” votes with respect to the election of directors; and “FOR,” “AGAINST” and abstentions with respect to the ratification of auditors and the approval of the compensation of our named executive officers as disclosed in this proxy statement. Abstentions will be counted towards the vote total for the proposals and will have the same effect as “AGAINST” votes. Broker non-votes have no effect and will not be counted towards the vote total for any proposal.

Who will bear the cost of soliciting proxies for the Annual Meeting?

We will pay for the costs of the Annual Meeting, including any cost for mailing the Notices and mailing printed proxy materials upon request. We will also reimburse brokers, custodians, nominees and other fiduciaries for the reasonable out-of-pocket fees and expenses they incur to forward the Company’s solicitation materials to our stockholders. In addition to solicitation by mail, our officers, directors and employees may solicit proxies personally or by telephone, facsimile or electronic means. These officers, directors and employees will not receive any extra compensation for these services.

What is “householding”?

We have adopted “householding,” a practice by which stockholders of record who have the same address and last name will receive only one Notice or, if requested, one copy of our proxy materials unless one or more of these stockholders notifies us that they wish to continue receiving separate individual copies. Householding saves printing and postage costs by reducing duplicate mailings to the same address and reduces our impact on the environment. If your household participates in the householding program, you will receive one Notice. If you previously notified us that you wished to continue receiving separate individual copies but now would like to participate in householding, please call or write us at the below phone number or address.

Beneficial stockholders, that is, stockholders whose shares are held by a broker or other nominee, may request information about householding from their banks, brokers or other holders of record.

What if I want to receive a separate copy of the Notice?

If you participate in householding and wish to receive a separate copy of the Notice, or if you wish to receive separate copies of future annual reports, proxy statements and notices, please call us at 775-832-8500 or write to the address below, and we will deliver the requested documents to you promptly upon your request.

PDL BioPharma, Inc.
Attention: Corporate Secretary (Householding)
932 Southwood Boulevard
Incline Village, Nevada 89451

You can also access our Annual Report and proxy statement on our website at www.pdl.com.

How do I contact the Board or a committee of the Board?

You may contact the Board or one or more members, by sending a communication in writing addressed to:

Board of Directors
PDL BioPharma, Inc.
Attention: Corporate Secretary
932 Southwood Boulevard
Incline Village, Nevada 89451

Our Secretary will maintain a log of such correspondence to the Board and promptly transmit such correspondence to the identified director(s), except where security concerns militate against further transmission or the communication relates to commercial matters not related to the sender’s interest as a stockholder, as determined by our Secretary in consultation with our outside legal counsel.

How can I find out the results of the voting at the Annual Meeting?

Preliminary voting results will be announced at the Annual Meeting. Final voting results will be published in a Current Report on Form 8-K once available.

MATTERS FOR APPROVAL AT THE ANNUAL MEETING

PROPOSAL NO. 1:
ELECTION OF DIRECTORS

General

Proposal No. 1 concerns the election of three Class III directors. The Board is divided into three classes with each class having a three-year term. The Bylaws provide that the number of directors that constitute the Board shall be fixed by a resolution adopted by the affirmative vote of a majority of the authorized directors. That number is currently fixed at eight directors. The Bylaws also provide that any vacancy on the Board may be filled by a vote of the majority of the surviving or remaining directors then in office. A director elected by the Board to fill a vacancy in a class, including vacancies created by an increase in the number of directors, shall serve for the remainder of the full term of that class until the director’s successor is elected and qualified.

The Board presently has eight members and one vacancy. The members are Harold E. Selick, Ph.D., David W. Gryska, John P. McLaughlin, Dominique Monnet, Elizabeth G. O’Farrell, Samuel R. Saks, M.D., Paul W. Sandman and Shlomo Yanai, with Drs. Selick and Saks serving as Class III members with terms expiring at the Annual Meeting, Messrs. Gryska and Sandman and Ms. O’Farrell serving as Class I members with terms expiring at the 2020 annual meeting and Messrs. McLaughlin, Monnet and Yanai serving as Class II members with terms expiring at the 2021 annual meeting. The vacancy was created pursuant to resolutions adopted by the Board to expand the size of the Board by one director, pursuant to the Bylaws, in order to nominate Natasha A. Hernday as a Class III director.

Each of our Class III director nominees, Drs. Selick and Saks and Ms. Hernday, has consented to being named in this proxy statement and has agreed to serve as a Class III director if elected. Certain information with respect to these nominees is set forth below. Dr. Selick, who was appointed to the Board in August 2009, and Dr. Saks, who was appointed to the Board in September 2015, if reelected at the Annual Meeting, and Ms. Hernday, if elected at the Annual Meeting, will serve until the sooner of the 2022 annual meeting of stockholders or until such director’s death, resignation or removal. It is the Company’s policy to invite directors and nominees for director to attend the Annual Meeting. All of the directors serving at the time of the 2018 annual meeting of stockholders, attended such meeting.

Directors are elected by a majority of the votes of shares of the stockholders present in person or represented by proxy and entitled to vote on the election of directors; provided that if the number of nominees exceeds the number of directors to be elected, a plurality of shares of stockholders entitled to vote and present in person or represented by proxy shall be required. Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the nominees named below. If a nominee becomes unavailable for election as a result of an unexpected occurrence, your shares will be voted for the election of a substitute nominee selected by our Nominating and Governance Committee at its discretion.

The following is a brief biography of the three nominees and each director whose term will continue after the Annual Meeting.

Nominees for Election for a Three-Year Term Expiring at the 2022 Annual Meeting

Harold E. Selick, Ph.D., age 64, was first appointed a director of the Company in August 2009 and currently serves as the Chairperson of the Company. Currently, Dr. Selick is serving as Vice Chancellor of Innovation and Partnerships at the University of California, San Francisco. Prior to that, Dr. Selick served as Chief Executive Officer and a director of Threshold Pharmaceuticals, Inc., a publicly-traded biotechnology company, from June 2002 until April 2017, which was merged into Molecular Templates, Inc. in August 2017, where he serves as Chairman of the Board of Directors. From June 2002 until July 2007, Dr. Selick was also a Venture Partner of Sofinnova Ventures, Inc., a venture capital firm. From January 1999 to April 2002, he was Chief Executive Officer of Camitro Corporation, a biotechnology company. From 1992 to 1999, he was at Affymax Research Institute (Affymax), the drug discovery technology development center for Glaxo Wellcome plc, most recently as Vice President of Research. Prior to working at Affymax, Dr. Selick held scientific positions at Protein Design Labs, Inc. (now PDL BioPharma, Inc.) and Anergen, Inc. As a staff scientist at Protein Design Labs, Inc., he co-invented technology underlying the creation of fully humanized antibody therapeutics and applied that to PDL’s first product, Zenapax (daclizumab), which was developed and commercialized by Roche for the prevention of kidney transplant rejection. Dr. Selick currently serves as Chairman of the Board of Directors of Protagonist Therapeutics, a public biotechnology company, and as a member of the Board of Directors of Amunix, a privately-held biotechnology company, and Molecular Templates, Inc., a public biotechnology company. From 2003 until 2018, he also served as Chairman of the Board of Directors of Catalyst Biosciences, a public drug discovery and development company. Dr. Selick received his B.A. and Ph.D. degrees from the University of Pennsylvania and was a Damon Runyon-Walter Winchell Cancer Fund Fellow and an American Cancer Society Senior Fellow at the University of California, San Francisco.

As co-inventor of technology that underlies the Queen et al. patents, Dr. Selick provides the Board with a scientific perspective and a unique appreciation of the Company’s assets. Dr. Selick also provides the Board with operational experience derived from his role as a chief executive officer of a publicly-traded biotechnology company.

Samuel R. Saks, M.D., age 64, was first appointed a director of the Company in September 2015. He is a board certified oncologist who is currently the chief development officer at Protagonist Therapeutics, Inc. Prior to that, Dr. Saks most recently served as chief development officer for Auspex Pharmaceuticals, Inc. (Auspex), a position he held from 2013 until it was acquired by Teva Pharmaceuticals Industries, Ltd. in May 2015. He has also served as a board member for Auspex from 2009 to 2015. Prior to Auspex, Dr. Saks was a co-founder of Jazz Pharmaceuticals plc, where he was chief executive officer for six years. Before that, Dr. Saks served as company group chairman of ALZA Corp. (ALZA), and then participated as a member of the Johnson & Johnson Pharmaceutical Group Operating Committee upon the merger of Johnson & Johnson and ALZA. Prior to that, Dr. Saks held various positions with ALZA, most recently as its group vice president. Prior to ALZA, Dr. Saks held clinical research and development management positions with Schering-Plough Corporation, Xoma Corp. and Genentech, Inc. Dr. Saks holds a B.S. in Biology and an M.D. from the University of Illinois. Dr. Saks currently serves on the Board of Directors of TONIX Pharmaceuticals Holding Corp., a publicly-traded pharmaceutical company, as well as on the Boards of Directors of the private companies Velocity Pharmaceutical Development, LLC, NuMedii Inc., Quanta Therapeutics, Inc. and Hinge Bio, Inc. Dr. Saks served on the Board of Directors of Depomed, Inc., a publicly-traded pharmaceutical company, from October 2012 until March 2017.

Dr. Saks brings over 35 years of experience in biotechnology management to the Board, including extensive product development expertise.

Natasha A. Hernday, age 47, has served as a member of the leadership team of Seattle Genetics, Inc., a publicly-traded biotechnology company, since January 2011. She is currently its Senior Vice President, Corporate Development. At Seattle Genetics, Ms. Hernday built and led the business development team responsible for sourcing, evaluating and negotiating licensing deals, acquisitions and partnerships. From July 1994 until January 2011, Ms. Hernday served in various roles of increasing responsibility at Amgen Inc., including Director, Mergers & Acquisitions and Director, Out-Partnering. Ms. Hernday received her B.A. in microbiology from the University of California at Santa Barbara and her M.B.A. from the Pepperdine University.

Ms. Hernday provides approximately 25 years of biotechnology experience to the Board with particular expertise in corporate development and corporate strategy. Her experience and perspective will be extremely valuable to the Board and the Company’s leadership team.

THE BOARD RECOMMENDS A VOTE “FOR ALL” WITH RESPECT TO THE ELECTION OF THE BOARD NOMINEES NAMED ABOVE ON PROPOSAL NO. 1.

Directors Continuing in Office until the 2020 Annual Meeting

David W. Gryska, age 63, was first appointed a director of the Company in March 2014. From October 2014 to December 2018, Mr. Gryska was the Vice President and Chief Financial Officer of Incyte Corporation. He served as Chief Operating Officer and a director of Myrexis, Inc., a biotechnology company, from May 2012 to December 2012. From December 2006 to October 2010, he served as Senior Vice President and Chief Financial Officer of Celgene Corporation, a biopharmaceutical company. From October 2004 to December 2006, he was a principal at Strategic Consulting Group, where he provided strategic consulting to early-stage biotechnology companies. Previously, Mr. Gryska served at Scios, Inc. (Scios), a biopharmaceutical company, as Senior Vice President and Chief Financial Officer from 2000 to 2004, and as Vice President of Finance and Chief Financial Officer from 1998 to 2000. Scios was acquired by Johnson & Johnson in 2003. From 1993 to 1998, he served as Vice President, Finance and Chief Financial Officer at Cardiac Pathways, a medical device company later acquired by Boston Scientific Corporation. Prior to Cardiac Pathways, Mr. Gryska served as an audit partner at Ernst & Young LLP (EY). During his eleven years at EY, he focused on technology industries, with an emphasis on biotechnology and healthcare companies. Mr. Gryska holds a B.A. in Accounting and Finance from Loyola University and an M.B.A. from Golden Gate University. Mr. Gryska has served on the Board of Directors of Hyperion Therapeutics, Inc. and Argos Therapeutics, Inc. Currently, he serves on the Board of Directors of Seattle Genetics, Inc. and Aerie Pharmaceuticals, Inc.

Mr. Gryska has over 20 years’ experience as a chief financial officer for several public companies. Prior to these roles, he was an audit partner at EY. Mr. Gryska brings to the Board extensive knowledge of, and experience in, the application of accounting principles and the financial reporting process, particularly, in the health care sciences industry. In addition, Mr. Gryska fills the role of an “audit committee financial expert” (as defined in applicable SEC rules) for the Company.

Elizabeth G. O’Farrell, age 55, was first appointed as a director of the Company in June 2018. Ms. O’Farrell previously served 24 years with Eli Lilly and Company, most recently as Chief Procurement Officer from 2012 to 2017. At Eli Lilly, she advanced through various executive management positions, including Senior Vice President, Policy and Finance; Senior Vice President, Finance; Chief Financial Officer, Lilly USA; Chief Financial Officer, Lilly Canada; and General Auditor. Before joining Eli Lilly, Ms. O’Farrell was an accountant with Boise Cascade Office Products and auditor at Whipple & Company and Price Waterhouse. Currently, she serves on the Board of Directors of Geron Corporation and Inhibikase Therapeutics, Inc. Ms. O’Farrell served as a Board member of the YMCA of Greater Indianapolis from 2006 until 2017, including as its chairperson from 2014 to 2016. She is a member of the Finance Committee of the United Way of Brevard, in Brevard County, FL., and previously served on the Boards of the Washington Township Schools Foundation and Keep Indianapolis Beautiful. Ms. O’Farrell holds a B.S. in accounting with honors and an M.B.A. in management information systems, both from Indiana University.

Ms. O’Farrell provides the Board with extensive experience as a senior executive of a major pharmaceutical company with global operations. In addition, Ms. O’Farrell has been determined by the Board to be an “audit committee financial expert” (as defined in applicable SEC rules) for the Company.

Paul W. Sandman, age 71, was first appointed a director of the Company in October 2008. Mr. Sandman served at Boston Scientific Corporation in various management positions from May 1993 to February 2008, most recently as its Executive Vice President, Secretary and General Counsel. From 1981 to April 1993, he served at Wang Laboratories, Inc., most recently as Senior Vice President, General Counsel and Secretary. Mr. Sandman received his A.B. from Boston College and his J.D. from Harvard Law School.

As a former general counsel and executive officer of a major, publicly-traded medical technology company, Mr. Sandman provides the Board with experience in corporate governance and the Litigation Committee with invaluable experience in intellectual property litigation.

Directors Continuing in Office until the 2021 Annual Meeting

John P. McLaughlin, age 67, was first appointed a director of the Company in October 2008. Mr. McLaughlin was our Chief Executive Officer from December 2008 until December 2019. From November 2008 to December 2008 he served as a Senior Advisor to the Company. He was the Chief Executive Officer and a director of Anesiva, Inc., formerly known as Corgentech, Inc., a publicly-traded biopharmaceutical company, from January 2000 to June 2008. From December 1997 to September 1999, Mr. McLaughlin was President of Tularik Inc., a biopharmaceutical company. From September 1987 to December 1997, Mr. McLaughlin held a number of senior management positions at Genentech, Inc., a biopharmaceutical company, including Executive Vice President and General Counsel. From January 1985 to September 1987, Mr. McLaughlin was a partner at a Washington, D.C. law firm specializing in food and drug law. Prior to that, Mr. McLaughlin served as counsel to various subcommittees of the United States House of Representatives, where he drafted numerous measures that became Food and Drug Administration laws. Mr. McLaughlin co-founded and served as Chairman of the Board of Eyetech Pharmaceuticals, Inc., a publicly-traded biopharmaceutical company subsequently bought by OSI Pharmaceuticals, Inc., co-founded and served as a director of Peak Surgical, Inc., a private medical device company, until it was acquired by Medtronic in 2011, served as a director of AxoGen, Inc., a publicly-traded biopharmaceutical company until 2014, served as a director of Adverum Biotechnologies, Inc., a publicly-traded biopharmaceutical company, until 2016 and served as a director of Seattle Genetics, Inc., a publicly-traded biopharmaceutical company, until 2016. He received a B.A. from the University of Notre Dame and a J.D. from Catholic University of America.

Mr. McLaughlin possesses a strong understanding of the biotechnology industry and has experience in development and commercialization of antibodies, corporate licensing and patent litigation that the Company values.

Dominique Monnet, age 60, was first appointed as a director of the Company in December 2018. Mr. Monnet joined the Company in September 2017 as our President and was promoted to President and Chief Executive Officer effective December 31, 2018. Before joining the Company, Mr. Monnet served as senior vice president and chief marketing officer of Alexion Pharmaceuticals from May 2014 to October 2015 where he was responsible for commercial operations in the United States and Latin America and oversaw new products and global business operations functions. From August 2013 to May 2014 he was a managing director at Biotech Advisors International, LLC, a biotechnology consulting firm. Prior to that, from July 2002 through July 2013, he was a senior executive at Amgen Inc. (Amgen) where he served in a number of key commercial leadership positions in the United States and internationally. Most recently he acted as vice president and general manager for Amgen’s Inflammation Business Unit from August 2011 until July 2013, where he was responsible for accelerating the growth of the Enbrel® franchise in the highly competitive U.S. market. Prior to this, he served as vice president and head of Amgen’s Global Marketing and Commercial Development, where he led the marketing strategies and global launches of new products across a range of therapeutic areas. From July 2002 through 2006, Mr. Monnet was based in Zug, Switzerland, where he served as Amgen’s vice president of International Marketing and Business Operations, building Amgen’s international commercial capability and leading the creation of its successful international franchises in oncology and nephrology. Before joining Amgen, Mr. Monnet held positions of increasing responsibility in line commercial management and global marketing over 19 years at Schering-Plough - including General Manager of its affiliate in the UK and Republic of Ireland - Ciba-Geigy and Alza Corporation. Mr. Monnet holds a business degree from EDHEC Business School in Lille, France, and an MBA from INSEAD in Fontainebleau, France.

Mr. Monnet brings the Board a strong understanding of the pharmaceutical and biotechnology industries and experience in the commercialization of pharmaceutical products. In addition, Mr. Monnet provides strategic guidance to our management team and the Board.

Shlomo Yanai, age 66, is currently the Chairman of the Board of Cambrex Corporation, a publicly-traded life sciences company, and has served on its board of directors since November 2012. Since July 2014, Mr. Yanai has also served as the Chairman of the Board of Protalix BioTherapeutics, a publicly-traded biopharmaceutical company. He also serves as a non-employee member of the board of managers of Q Holdco LLC, a premier manufacturer of precision-molded rubber components, since December 2016, and Clal Industries, a private investment company based in Israel. Mr. Yanai is also currently serving as a senior advisor to Moelis & Company, an investment bank, since October 2016, and as an advisory director of CVC Capital Partners, a private equity and investment advisory firm, since February 2015. Previously, Mr. Yanai served as a director of Lumenis Ltd., a company that provided minimally-invasive clinical solutions for the surgical, ophthalmology and aesthetic markets, from December 2012 through October 2015; Sagent Pharmaceuticals, Inc., a biopharmaceutical company, from April 2015 through August 2016; Perrigo Company plc, a publicly traded global healthcare supplier, from November 2015 through February 2017, and Quinpario Acquisition Corp. a special purpose acquisition company, from November 2014 through July 2017. Mr. Yanai served as President and Chief Executive Officer of Teva Pharmaceutical Industries Ltd. (Teva), a publicly-traded multinational pharmaceutical company, from March 2007 until May 2012, and thereafter served as an advisor to the Chief Executive Officer and board of directors of Teva from June 2012 until December 2015. Prior to that, Mr. Yanai was President and Chief Executive Officer of Makhteshim-Agan Industries Ltd. (n/k/a ADAMA Agricultural Solutions Ltd.) from 2003 until 2006. Before that, he was a Major General in the Israel Defense Forces, where he served for 32 years in various positions, the last two positions being Commanding Officer of the Southern Command and Head of the Division of Strategic Planning. Mr. Yanai was the head of the Israeli security delegation to the peace talks at Camp David, Shepherdstown and Wye River. He currently serves as a member of the Board of Governors of the Technion - Israel Institute of Technology of Haifa, Israel, and of the Board of Trustees of Bar-Ilan University - Israel, as well as an honorary member of the Board of the Institute for Policy and Strategy of the Interdisciplinary Center (IDC), Herzliya, Israel. Mr. Yanai holds a bachelor’s degree in political science and economics from Tel Aviv University, a master’s degree in national resources management from George Washington University, and is a graduate of the Advanced Management Program of Harvard Business School and U.S. National War College (NDU). Mr. Yanai was the recipient of the Max Perlman Award for Excellence in Global Business Management from Tel Aviv University, Israel in 2005 and was awarded an honorary doctorate by Bar-Ilan University, Israel in 2012.

Mr. Yanai’s global operating and leadership experience in the life-science and pharmaceutical industry, including as a senior executive and board member of both public and private companies, makes him well qualified to serve on the Board.

Independence of Directors

As required under the Nasdaq Stock Market (Nasdaq) listing standards, a majority of the members of a listed company’s board of directors must qualify as “independent,” as affirmatively determined by the board of directors. The Board consults with the Company’s counsel to ensure that the Board’s determinations are consistent with relevant securities and other laws and regulations regarding the definition of “independent,” including those set forth in the applicable Nasdaq listing standards, as in effect from time to time.

Consistent with these considerations, after review of all relevant transactions or relationships between each director, or any of his or her family members, and the Company, its senior management and its independent auditors, the Board has affirmatively determined that Ms. Hernday and the following six directors are independent directors within the meaning of the applicable Nasdaq listing standards: Dr. Selick, Mr. Gryska, Ms. O’Farrell, Dr. Saks, Mr. Sandman and Mr. Yanai. In making these determinations, the Board found that none of these directors or nominees for director had a material or other disqualifying relationship with the Company. Mr. McLaughlin, the Company’s former Chief Executive Officer, and Mr. Monnet, the Company’s President and Chief Executive Officer, are not an independent director by virtue of their employment history with the Company.

 The Board, based on the recommendation of the Nominating and Governance Committee, also determined that each member of each of the Compensation Committee, the Nominating and Governance Committee and the Audit Committee was independent during 2018, and is currently independent, under Nasdaq’s rules for listed companies.

Meetings of the Board of Directors

The Board met ten times during 2018. Each member of the Board attended 75% or more of the aggregate of the meetings of the Board and of the committees on which he or she served during the period for which he or she was a director or committee member.

As required under the applicable Nasdaq listing standards, in fiscal year 2018, the Company’s directors met seven times in regularly scheduled executive sessions, at which only independent directors were present.

Information Relating to Committees of the Board

The Board currently has the following committees: Audit Committee, Compensation Committee, Litigation Committee and Nominating and Governance Committee.

Audit Committee

The Audit Committee was established by the Board in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended (the Exchange Act) to oversee the Company’s corporate accounting and financial reporting processes and audits of our financial statements. For this purpose, the Audit Committee performs several functions, including, but not limited to:

•	overseeing the accounting and financial reporting processes and audits of our financial statements;

•	appointing an independent registered public accounting firm to audit our financial statements;

•
overseeing and monitoring (a) the integrity of our financial statements, (b) our compliance with legal and regulatory requirements as they relate to financial statements or accounting matters, (c) our independent registered public accounting firm’s qualifications, independence and performance and (d) our internal accounting and financial controls;

•	preparing the report that SEC rules require to be included in our annual report or proxy statement;

•	reviewing all related person transactions for potential conflicts of interests or other improprieties;

•
discussing our policies with respect to certain risk assessments, including the risk of fraud, our major financial risk exposures and the steps management has taken to monitor and control such exposures;

•	reviewing our investment policy and evaluating our adherence to such policy with regard to investment of our assets;

•	providing the Board with the results of its monitoring and recommendations; and

•	providing the Board additional information and materials as it deems necessary to make the Board aware of significant financial matters that require the attention of the Board.

The Audit Committee is currently comprised of Mr. Gryska, Ms. O’Farrell and Mr. Sandman. Mr. Gryska is the chairperson of the Audit Committee. Mr. Gryska and Ms. O’Farrell have each been determined by the Board to be an “audit committee financial expert” as defined by applicable SEC rules. The Audit Committee met nine times during 2018. The Audit Committee has adopted a written charter that is available on the Company’s website at www.pdl.com.

 The Board has reviewed the Nasdaq listing standards definition of independence for Audit Committee members and has determined that all members of the Audit Committee are independent (as independence is currently defined in Rule 5605(c)(2)(A) of the Nasdaq listing standards).

The Audit Committee has the authority to retain special legal, accounting or other professional advisors to advise the committee as it deems necessary, at our expense, to carry out its duties and to determine the compensation of any such advisors.

Report of the Audit Committee of the Board of Directors

The Audit Committee has prepared the following report on its activities with respect to our audited consolidated financial statements for the fiscal year ended December 31, 2018.

Our management is responsible for the preparation, presentation and integrity of our consolidated financial statements. Management is also responsible for maintaining appropriate accounting and financial reporting practices and policies as well as internal controls and procedures designed to provide reasonable assurance that the Company is in compliance with accounting standards and applicable laws and regulations.

The Audit Committee has discussed with the independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU Section 380), as adopted by the Public Company Accounting Oversight Board (PCAOB) in Rule 3200T. PricewaterhouseCoopers LLP has provided the Audit Committee with the written disclosures and letter required by PCAOB Ethics and Independence Rule 3526, Communication with Audit Committees concerning Independence, and the Audit Committee discussed with the independent registered public accounting firm that firm’s independence.

The independent registered public accounting firm is responsible for planning and performing an independent audit of our consolidated financial statements in accordance with auditing standards of the Public Company Accounting Oversight Board (United States) and for auditing the effectiveness of our internal control over financial reporting. The independent registered public accounting firm is responsible for expressing an opinion on the conformity of those audited consolidated financial statements with accounting principles generally accepted in the United States. In this context, the Audit Committee has reviewed and discussed the audited consolidated financial statements for the year ended December 31, 2018, with management and the independent registered public accounting firm, PricewaterhouseCoopers LLP.

Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board that the audited consolidated financial statements referred to above be included in the Annual Report.

David W. Gryska (chairperson)
Elizabeth G. O’Farrell
Paul W. Sandman.

Compensation Committee

The Compensation Committee is currently comprised of Dr. Selick, Mr. Sandman and Dr. Saks. Dr. Selick serves as the chairperson of the Compensation Committee. All members of the Compensation Committee are independent (as independence is currently defined in Rule 5605(d)(2)(A) of the Nasdaq listing standards). The Compensation Committee met five times during 2018.

The Compensation Committee is responsible for, but not limited to:

•
reviewing and approving for our chief executive officer and other executive officers: (i) the annual base salary, (ii) the annual incentive bonus, including the specific goals and amount, (iii) equity compensation, (iv) employment agreements, severance arrangements and change in control agreements/provisions and (v) any other benefits, compensation, compensation policies or arrangements;

•	annually reviewing the effect of the Company’s compensation policies on risk management;

•	reviewing and approving or making recommendations to the Board regarding the compensation policy for such other senior management as directed by the Board;

•	reviewing and approving or making recommendations to the Board regarding general compensation goals and guidelines for employees and the criteria by which bonuses to employees are determined;

•	reviewing with management our Compensation Discussion and Analysis and recommending that it be included in our annual proxy statement; and

•
approving and acting as administrator of our equity compensation plans, including determination of the terms, conditions and restrictions of equity awards under the plans, the forms of award agreements, the vesting and exercisability of awards and approval of any rules, guidelines or policies related to those equity compensation plans.

While the Compensation Committee maintains the authority to delegate its exclusive power to determine matters of executive compensation and benefits, the Compensation Committee has not done so. The Compensation Committee has adopted a written charter that is available on the Company’s website at www.pdl.com.

The Compensation Committee retains its own independent compensation consultant. The Compensation Committee retained Board Advisory, LLC (Board Advisory) from April 2014 onward to advise on various matters related to compensation of executive officers and directors and general compensation programs and matters.

The Compensation Committee generally engages Board Advisory to provide:

•	comparative market data on the executive and director compensation practices and programs of competitive companies;

•	guidance on industry best practices and emerging trends and developments in executive and director compensation; and

•
advice on determining the total compensation of each of our executive officers and the material elements of total compensation, including: (i) annual base salaries, (ii) target cash bonus amounts and (iii) long-term incentives, including restricted stock awards and stock options.

The Compensation Committee has reviewed an assessment of Board Advisory’s independence and any potential conflicts of interest raised by Board Advisory’s work for the Compensation Committee by considering the following six factors: (i) the provision of other services to us by Board Advisory; (ii) the amount of fees received from us by Board Advisory, as a percentage of the total revenue of Board Advisory; (iii) the policies and procedures of Board Advisory that are designed to prevent conflicts of interest; (iv) any business or personal relationship of Board Advisory with a member of the Compensation Committee; (v) any Company stock owned by Board Advisory; and (vi) any business or personal relationship of Board Advisory with any of our executive officers. Based on such review, the Compensation Committee has concluded that Board Advisory is independent and that there are no such conflicts of interest.

Compensation Committee Interlocks and Insider Participation

None of the members of the Compensation Committee was an officer or an employee of the Company at any time during 2018. None of our executive officers serve as a member of the board of directors or compensation committee of any other entity that has one or more executive officers serving as a member of the Board or Compensation Committee. Our chief executive officer assists the Compensation Committee by presenting proposals and recommendations to the Compensation Committee, information on Company and individual performance of the named executive officers and management’s perspective and recommendations on compensation matters. Our chief executive officer recuses himself from that portion of the Compensation Committee meetings involving deliberation and decision making of his own compensation.

Litigation Committee

The Litigation Committee is currently comprised of Messrs. Sandman and McLaughlin. Mr. Sandman is the chairperson of the Litigation Committee. The Litigation Committee met once during 2018.

The Litigation Committee is responsible for, but not limited to:

•	consulting with management and outside counsel to discuss the initiation of any dispute by us prior to its commencement or the settlement of any dispute prior to its resolution;

•	consulting with management and outside counsel following the initiation of a dispute by a third party or an overture by a third party to settle a dispute;

•	consulting with management and outside counsel regarding the strategy for the management, prosecution and resolution of all disputes;

•	receiving updates on the status of all disputes; and

•	assisting the Board in fulfilling its oversight responsibilities with respect to such disputes.

The Litigation Committee has adopted a written charter that is available on the Company’s website at www.pdl.com.

Nominating and Governance Committee

The Nominating and Governance Committee is currently comprised of Dr. Selick and Messrs. Gryska and Yanai. Dr. Selick is the chairperson of the Nominating and Governance Committee. The Nominating and Governance Committee met seven times during 2018.

The Nominating and Governance Committee is responsible for, but not limited to:

•	identifying individuals qualified to become Board members;

•	selecting, or recommending to the Board, director nominees for each election of directors;

•	developing and recommending to the Board criteria for selecting qualified director candidates;

•	considering committee member qualifications, appointment and removal;

•	considering and articulating the qualities, experiences, skills and attributes that qualify each director to be a member of the Board;

•
assessing the optimum size of the Board and its committees and the needs of the Board for various skills, background and business experience in determining whether it is advisable to consider additional candidates for nomination;

•	annually assessing the Nominating and Governance Committee’s effectiveness in diversifying the Board;

•	annually evaluating the effectiveness of the Board’s management structure and articulating why the Board’s current or proposed leadership structure is effective;

•	recommending to the Board corporate governance principles, codes of conduct and compliance mechanisms applicable to us; and

•	providing oversight in the evaluation of the Board and each committee of the Board.

The Nominating and Governance Committee has adopted a written charter that is available on the Company’s website at www.pdl.com.

Evaluation of Director Nominations

In fulfilling its responsibilities to select and recommend to the Board director nominees for each election of directors, the Nominating and Governance Committee considers the following factors:

•	the appropriate size of the Board and its committees;

•	the perceived needs of the Board for particular skills, diversity, background and business experience;

•	the skills, background, reputation and business experience of nominees compared to the skills, background, reputation and business experience already possessed by other Board members;

•	the nominees’ independence from management;

•	the applicable regulatory and listing requirements, including independence requirements and legal considerations, such as antitrust compliance;

•	the benefits of a constructive working relationship among directors; and

•	the desire to balance the considerable benefit of continuity with the periodic injection of a fresh perspective provided by new members.

The Nominating and Governance Committee’s goal is to assemble a board of directors that brings to the Company a variety of perspectives and skills derived from high quality business and professional experience. Directors should possess the highest personal and professional ethics, integrity and values, and be committed to representing the best interests of our stockholders. They must also have an inquisitive and objective perspective and mature judgment. Director candidates, in the judgment of the Nominating and Governance Committee, must also have sufficient time available to perform all Board and committee responsibilities. Board members are expected to prepare for, attend and participate in all Board and applicable committee meetings.

The Nominating and Governance Committee has defined “diversity” for purposes of evaluating director candidates. Under the Nominating and Governance Committee’s selection criteria, diversity means experience, professional skill, geographic representation and educational and professional background necessary to assist the Board in the discharge of its responsibilities. The Nominating and Governance Committee looks at the composition of the Board as a whole when considering diversity and seeks nominees whose experience, professions, skills, geographic representation and backgrounds complement and create diversity among the directors. The Nominating and Governance Committee does not assign specific weights to any criteria and no particular criterion is necessarily applicable to all prospective nominees.

The same standards apply to any nominee, regardless of whether recommended internally or by stockholders.

Other than the foregoing, there are no stated minimum criteria for director nominees, although the Nominating and Governance Committee may also consider such other factors as it may deem to be in the best interests of the Company and our stockholders. The Nominating and Governance Committee annually evaluates all Board members and the Board as a whole. It also evaluates those directors whose terms expire that year and who are willing to continue in service against the criteria set forth above in determining whether to recommend those directors for reelection. The Nominating and Governance Committee has determined that the Board and its members meet such criteria.

Candidates for Nomination

Candidates for nomination as director come to the attention of the Nominating and Governance Committee from time to time through incumbent directors, management, stockholders or third parties. These candidates may be considered at meetings of the Nominating and Governance Committee at any point during the year. Such candidates are evaluated against the criteria set forth above. If the Nominating and Governance Committee determines at any time that it is desirable for the Board to consider additional candidates for nomination, the Nominating and Governance Committee may poll directors and management for suggestions or conduct research to identify possible candidates and may, if the Nominating and Governance Committee deems it is appropriate, engage a third-party search firm to assist in identifying qualified candidates.

The Nominating and Governance Committee has adopted a policy to evaluate any recommendation for director nominee proposed by a stockholder, and our Bylaws also permit stockholders to nominate directors for consideration at an annual meeting, subject to certain conditions. Any recommendation for a director nomination must be submitted in writing to:

PDL BioPharma, Inc.
Attention: Corporate Secretary
932 Southwood Boulevard
Incline Village, Nevada 89451

 Our Bylaws require that any director nomination made by a stockholder for consideration at an annual meeting must be received in writing not less than 90 calendar days nor more than 120 calendar days in advance of the date of the one-year anniversary of the Company’s (or the Company’s predecessor’s) previous year’s annual meeting of stockholders.

Each written notice containing a stockholder nomination of a director at an annual meeting must include as to the stockholder submitting the nomination:

•
the name and address, as they appear on the Company’s books, of such stockholder and the name and address of the beneficial owner, if any, on whose behalf a proposal of nomination to election of directors is made;

•	the class, series and number of shares of capital stock of the Company that are owned beneficially and of record by such stockholder and such beneficial owner;

•
a representation that such stockholder will notify the Company in writing of the class and number of such shares owned beneficially and of record by such stockholder and such beneficial owner as of the record date for the meeting (or action, as applicable) promptly following the later of the record date or the date notice of the record date is first publicly disclosed;

•
any option, warrant, convertible security, stock appreciation right, derivative, swap or similar right with an exercise or conversion privilege or a settlement payment or mechanism at a price related to any class or series of shares of the Company or with a value derived in whole or in part from the value or volatility of any class or series of shares of the Company, whether or not such instrument or right shall convey any voting rights in such shares or shall be subject to settlement in the underlying class or series of capital stock of the Company or otherwise (a Derivative Instrument), directly or indirectly owned beneficially by such stockholder or beneficial owner and any other direct or indirect opportunity of such stockholder or beneficial owner to profit or share in any profit derived from any increase or decrease in the value of shares of the Company and a representation that such stockholder will notify the Company in writing of any such Derivative Instrument or other direct or indirect opportunity to profit or share in any profit in effect as of the record date for the meeting (or action, as applicable) promptly following the later of the record date or the date notice of the record date is first publicly disclosed;

•	any proxy, contract, arrangement, understanding or relationship pursuant to which such stockholder or beneficial owner has a right to vote any shares of any security of the Company;

•	any rights to dividends on the shares of the Company owned beneficially by such stockholder or beneficial owner that are separated or separable from the underlying shares of the Company;

•
any proportionate interest in shares of capital stock of the Company or Derivative Instruments or other direct or indirect opportunity to profit or share in any profit held, directly or indirectly, by a general or limited partnership in which such stockholder or beneficial owner is a general partner or, directly or indirectly, beneficially owns an interest in a general partner;

•
any performance related fees (other than an asset based fee) that such stockholder or beneficial owner is entitled to base on any increase or decrease in the price or value of shares of any class or series of the Company, or any Derivative Instruments or other direct or indirect opportunity to profit or share in any profit, if any;

•
a description of any agreement, arrangement or understanding with respect to the proposal of nomination between or among such stockholder and such beneficial owner, any of their respective affiliates or associates, and any others acting in concert with any of the foregoing, and a representation that such stockholder will notify the Company in writing of any such agreements, arrangements or understandings in effect as of the record date for the meeting (or action, as applicable) promptly following the later of the record date or the date notice of the record date is first publicly disclosed;

•
a description of any material interest of such stockholder and such beneficial owner, if any, on whose behalf the proposal is made and of any material benefit that such stockholder and such beneficial owner, if any, on whose behalf the proposal is made expects or intends to derive from such business or action, as applicable;

•
a representation that such stockholder is a holder of record of stock of the Company entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to propose such nomination or a representation that such stockholder is a holder of record of stock of the Company entitled to consent to corporate action in writing without a meeting, as applicable;

•
a representation whether such stockholder or such beneficial owner, if any, intends or is part of a group which intends (i) to deliver a proxy statement and/or form of proxy (or consent, as applicable) to holders of at least the percentage of the Company’s outstanding capital stock required to elect the nominee and/or (ii) otherwise to solicit proxies (or consents, as applicable) from stockholders in support of such nomination; and

•
any other information that is required to be provided by such stockholder pursuant to Section 14 of the Exchange Act, and the rules and regulations promulgated thereunder (or any successor provision of the Exchange Act or the rules or regulations promulgated thereunder), in such stockholder’s capacity as a proponent of a stockholder nomination.

Each written notice containing a stockholder nomination of a director at an annual meeting must include for each person whom the stockholder proposes to nominate for election or reelection as a director:

•	the name, age, business address and residence address of the person;

•	the principal occupation or employment of the person;

•	the class, series and number of shares of capital stock of the Company that are owned beneficially and of record by the person;

•	a statement as to the person’s citizenship;

•	the completed and signed representation and agreement described in the Bylaws;

•
a description of all direct and indirect compensation and other material monetary agreements, arrangements and understandings during the past three years, and any other material relationships, between or among such stockholder and beneficial owner, if any, and their respective affiliates and associates, or others acting in concert therewith, on the one hand, and the person, and his or her respective affiliates and associates, or others acting in concert therewith, on the other hand, including, without limitation, all information that would be required to be disclosed pursuant to Item 404 promulgated under Regulation S-K if the stockholder making the nomination and any beneficial owner on whose behalf the nomination is made, if any, or any affiliate or associate thereof or person acting in concert therewith, were the “registrant” for purposes of such rule and the person were a director or executive officer of such registrant;

•	any other information relating to the person that is required to be disclosed in solicitations for proxies for election of directors pursuant to Section 14 of the Exchange Act; and

•	such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected.

All director nominees must also complete a customary form of director’s questionnaire as part of the nomination process. The evaluation process may also include interviews and additional background and reference checks for non-incumbent nominees, at the discretion of the Nominating and Governance Committee.

 Code of Ethics

The Company has adopted a Code of Business Conduct (the Conduct Code) that applies to all officers, directors and employees. The Conduct Code is available on our website at www.pdl.com. In the event we amend any provision of the Conduct Code, we will satisfy our disclosure obligations with respect to any such amendment by posting such information on our Internet website set forth above rather than by filing a Current Report on Form 8-K. Any waiver of the Conduct Code will be disclosed by filing a Current Report on Form 8-K.

Board Leadership Structure

From March 2009 to April 2019, the Board was led by a Lead Director. However, in April 2019, the Board changed this role to Chairperson, while retaining the independence requirements that had previously applied to the role of Lead Director. Under our corporate governance principles, the Chairperson of the Board is responsible for coordinating the Board’s activities, including the scheduling of meetings of the full Board, scheduling executive sessions of the non-employee directors and setting relevant items on the agenda (in consultation with the chief executive officer as necessary or appropriate). The Chairperson must be an independent member of the Board. The Board believes that this leadership structure, consisting of an independent member of the Board as the Chairperson, enhances the Board’s oversight of, and independence from, Company management and our overall corporate governance. Dr. Selick, an independent member of the Board, currently serves as the Chairperson.

Risk Oversight by the Board

Companies face a variety of risks, including credit risk, market risk, liquidity risk and operational risk. The Board believes that an effective risk management system will: (i) timely identify the material risks that the Company faces, (ii) communicate necessary information with respect to material risks to senior executives and, as appropriate, to the Board or relevant Board committee, (iii) implement appropriate and responsive risk management strategies consistent with the Company’s risk profile and (iv) integrate risk management into Company decision-making.

The Board has designated the Audit Committee to take the lead in overseeing risk management. The Company’s management prepares periodic reports to the Audit Committee and the Board discussing in detail the known and anticipated risks to the Company and the Company’s approach to mitigating such risks. Based on such reports, the Audit Committee makes periodic reports to the Board as well as the Audit Committee’s own analysis and conclusions regarding the adequacy of the Company’s risk management processes.

In addition to the formal compliance program, the Board and management promote a corporate culture that incorporates risk management into the Company’s corporate strategy and day-to-day business operations.

Risk Assessment of Compensation Policies

In late March 2019, the Board, with the assistance of Board Advisory, conducted a risk assessment of the Company’s compensation policies and practices. The Company’s compensation policies and practices were evaluated to ensure that they do not foster risk taking above the level of risk associated with the Company’s business model. For this purpose, the Compensation Committee worked closely with Board Advisory to ensure that pay levels and performance metrics were reasonable from an external competitive perspective and affordable and reasonable within the context of the Company’s current and projected long-term financial performance. The Compensation Committee assessed the Company’s mix of pay (cash versus equity and short- versus long-term) from a competitive and strategic perspective, and found it reasonable and supportive of the business strategy.

Based on the Compensation Committee’s work and the assessment conducted with the assistance of Board Advisory, the Board concluded that its compensation program does not promote excessive risk taking. In this regard, the Company notes that:

•	the Compensation Committee uses third-party corporate governance reviews of the Company’s public filings to assess the reasonableness of pay levels, CEO pay-for-performance alignment and risk profile;

•
the Compensation Committee uses an independent compensation consultant who (i) assesses the competitiveness of each component of the Company’s compensation package in relation to its peers in the healthcare industry and (ii) provides the Compensation Committee with a risk assessment report no less than annually;

•	the Company uses explicit and discrete goals in its design of incentive plans and such plans are reasonable in relation to the Company’s size, financial position and business objectives; and

•	the Company uses reasonable maximum caps in its incentive plan design.

PROPOSAL NO. 2:
RATIFICATION OF SELECTION OF PRICEWATERHOUSE COOPERS LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee, which is comprised entirely of independent directors, has selected PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2019, and the Board has directed that management submit the selection of its independent registered public accounting firm for ratification by the stockholders at the Annual Meeting. PricewaterhouseCoopers LLP audited the Company’s consolidated financial statements for the fiscal year ended December 31, 2018. Representatives of PricewaterhouseCoopers LLP are expected to be present at the Annual Meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

None of the Bylaws, other governing documents or law requires stockholder ratification of the selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm. However, the Audit Committee is submitting the selection of PricewaterhouseCoopers LLP to the stockholders for ratification as a matter of good corporate governance practice. If the stockholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if they determine that such a change would be in the best interests of the Company and its stockholders.

The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the Annual Meeting will be required to ratify the selection of PricewaterhouseCoopers LLP. Abstentions will be counted toward the tabulation of votes cast on proposals presented to the stockholders and will have the same effect as a vote against the proposal. Broker non-votes are counted toward a quorum, but are not counted for any purpose in determining whether this matter has been approved.

Principal Independent Registered Public Accounting Firm Fees and Services

The aggregate fees billed to the Company for the fiscal years ended December 31, 2018 and 2017, by PricewaterhouseCoopers LLP, the Company’s independent registered public accounting firm:

($ in thousands)	2018	2017
Fee Category
Audit Fees(1)	$2,582	$2,979
Audit-related Fees(2)	—	—
Tax Fees(3)	—	—
All Other Fees(4)	4	2
Total Fees	$2,586	$2,981

(1)
Audit fees consist of fees for professional services rendered for the audit of our consolidated financial statements, attestation services surrounding the effectiveness of our internal control environment and review of the interim condensed consolidated financial statements included in quarterly reports. It also includes services that normally would be provided in connection with statutory and regulatory filings or engagements and services that generally only the principal auditor reasonably can provide to a client, such as comfort letters, attestation services (except those not required by statute or regulation), procedures related to audit of income tax provisions and related reserves, consents and assistance with and review of documents filed with the SEC. The year ended December 31, 2017 includes $0.6 million in audit fees related to the 2017 audit that were not billed until after the filing of the 2018 proxy statement.

(2)
Audit-related fees consist of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of our consolidated financial statements and are not reported under “Audit Fees.”

(3)	Tax fees consist of fees for tax compliance, tax advice and tax planning.
(4)
All other fees include any fees billed that are not audit, audit related or tax fees. In 2018 and 2017, these fees included a license to an accounting research database and an accounting disclosure checklist.

The Audit Committee pre-approves all audit services provided by the independent registered public accounting firm and permissible non-audit services in excess of a certain de minimis amount provided by the independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services. The Audit Committee has a policy for the pre-approval of services provided by the independent registered public accounting firm. Under the policy, any pre-approval is detailed as to the particular service or category of services and includes an estimate of the related fees. The Audit Committee may delegate pre-approval authority to one or more of its members. Such a member must report any decisions to the Audit Committee at the next scheduled meeting. During fiscal years 2018 and 2017, the Audit Committee approved all of the fees described above.

THE BOARD RECOMMENDS A VOTE “FOR” PROPOSAL NO. 2.

PROPOSAL NO. 3:
ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION

Under the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the Dodd-Frank Act) and Section 14A of the Exchange Act, our stockholders are entitled to vote to approve, on an advisory (nonbinding) basis, the compensation of our named executive officers as disclosed in this proxy statement.

As described in detail later in this proxy statement under the heading “Compensation Discussion and Analysis,” our executive compensation programs are designed to retain and incentivize the high quality executives whose efforts are key to our long-term success. Under these programs, our named executive officers are rewarded on the basis of individual and corporate performance measured against established corporate and strategic goals. Please read the section of this proxy statement under the heading “Compensation Discussion and Analysis” for additional details about our executive compensation programs, including information about the fiscal year 2018 compensation of our named executive officers.

The Compensation Committee continually reviews the compensation programs for our named executive officers to ensure they achieve the desired goals of aligning our executive compensation structure with our stockholders’ interests and current market practices.

We are asking our stockholders to indicate their support for our named executive officer compensation as described in this proxy statement. This proposal, commonly known as a “say-on-pay” proposal, gives our stockholders the opportunity to express their views on our named executive officers’ compensation. Accordingly, we are asking our stockholders to cast a non-binding advisory vote “FOR” the following resolution at the Annual Meeting:

RESOLVED, that the stockholders of the Company APPROVE, on an advisory (nonbinding) basis, the compensation of the named executive officers, as disclosed in the Company’s Proxy Statement for the 2019 Annual Meeting of Stockholders pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative disclosure.

The say-on-pay vote is advisory, and therefore not binding on the Company, the Compensation Committee or the Board. Nevertheless, the Board and the Compensation Committee value the opinions of our stockholders, whether expressed through this vote or otherwise, and, accordingly, the Board and Compensation Committee intend to consider the results of this vote in making determinations in the future regarding executive compensation arrangements. We currently seek advisory votes on the approval of the compensation of our named executive officers on an annual basis.

Stockholder approval of this Proposal No. 3 will require the affirmative vote of a majority of the votes cast in person or by proxy at the Annual Meeting.

THE BOARD RECOMMENDS A VOTE “FOR” PROPOSAL NO. 3.

EXECUTIVE OFFICERS

Certain information with respect to our current executive officers is set forth below. Under the Bylaws, each executive officer is appointed annually by the Board, and each holds office until such officer resigns, is removed, is otherwise disqualified to serve or such officer’s successor is elected and qualified. There are no family relationships among any of our directors or executive officers.

Name	Age	Position
Dominique Monnet	60	President and Chief Executive Officer
Christopher Stone	54	Vice President, General Counsel and Secretary
Peter Garcia	58	Vice President and Chief Financial Officer
Jill Jene (1)	46	Vice President, Business Development
_____________________
(1) Dr. Jene was appointed as an executive officer of the Company in May 2018.

Dominique Monnet, please see discussion under “Proposal No. 1: Election of Directors - Recommendation of the Board of Directors” for information about Mr. Monnet.

Christopher Stone joined the Company in February 2009 as our Vice President, General Counsel and Secretary. He brings more than 25 years of legal experience to the role. Before joining PDL, Mr. Stone served as Vice President of Legal Affairs and Corporate Secretary at LS9, an advanced biofuels development company, where his work included a focus on intellectual property protection and licensing. Prior to that time, he was Vice President of Intellectual Assets USA at Danisco A/S, a global producer of food ingredients, enzymes and bio-based solutions. From 1994 to 2005, Mr. Stone was with Genencor International, a biotechnology company that was acquired by Danisco in 2005, most recently as Vice President of Intellectual Property and General Patent Counsel. At Genencor, he handled all intellectual property matters, including developing and implementing an overall strategy for its domestic and international patent estate of approximately 3,700 patents and patent applications, and managed multiple litigation and interference proceedings and numerous European patent oppositions. Mr. Stone received a J.D. from the National Law Center at George Washington University and a B.S. in Biochemistry from the University of Massachusetts. He is an active member of the District of Columbia Bar, Nevada Bar (company counsel) and California Bar, and was admitted to practice before the United States Patent & Trademark Office in 1992.

Peter Garcia joined the Company in May 2013 as our Vice President and Chief Financial Officer. He also served as our Acting Chief Accounting Officer from May 2013 until July 2013. Before joining PDL, Mr. Garcia served as chief financial officer of BioTime, Inc., which he joined in 2011. Between the years of 1996 and 2011, Mr. Garcia was chief financial officer of six biotech and high-tech companies, including Marina Biotech, Nanosys, Nuvelo, Novacept, IntraBiotics Pharmaceuticals and Dendreon Corporation. While at these companies he raised over $550 million, led multiple merger and acquisition transactions, and managed multiple functions including finance, accounting, treasury, investor relations, corporate communications, IT and facilities. From 1990 to 1996, he was a finance executive with Amgen. Mr. Garcia holds a B.A. in economics and sociology with honors from Stanford University and an MBA with an emphasis in finance and accounting from UCLA.

Jill Jene, Ph.D., our Vice President, Business Development, joined the Company in May 2018. Before joining PDL, Dr. Jene was Senior Vice President, Business Development at twoXAR, Inc. from May 2017 until May 2018. Prior to that, she was with Depomed, Inc. (now known as Assertio Therapeutics, Inc.) from April 2006 to May 2017, most recently as vice president, business development. At Depomed she was instrumental in closing more than 20 transactions, including the acquisition of four commercial franchises. Dr. Jene holds a Ph.D. and M.S. in chemistry from Northwestern University, an MBA from DePaul University and a BS in chemistry from Bradley University.

COMPENSATION DISCUSSION AND ANALYSIS

Overview

This Compensation Discussion and Analysis describes our compensation program as it relates to our named executive officers set forth below in “Executive Officer Compensation-Summary Compensation Table.” Our named executive officers for 2018 include: John McLaughlin, our former chief executive officer, who resigned effective December 31, 2018 but continues to serve as a member of the Board; Dominique Monnet, our current president and chief executive officer, who succeeded Mr. McLaughlin effective December 31, 2018; Christopher Stone, our Vice President, General Counsel and Secretary; Peter Garcia, our Vice President and Chief Financial Officer; and Jill Jene, our Vice President, Business Development.

We present our Compensation Discussion and Analysis in the following sections:

1.	Executive Summary. In this section, we describe certain aspects of our business, highlight our 2018 corporate performance, and summarize certain governance aspects of our executive compensation program.	p.	21

2.	Executive Compensation Program Philosophy, Objectives and Process. In this section, we describe our executive compensation philosophy and objectives and the process the Compensation Committee follows in deciding how to compensate our named executive officers and the material elements of our executive compensation program.	p.	27

3.	Compensation Program Elements. In this section, we present a brief overview of the specific elements of our compensation program and a detailed discussion and analysis of the Compensation Committee’s specific decisions about the compensation of our named executive officers for fiscal year 2018.	p.	29

4.	Other Executive Compensation Matters. In this section, we summarize our other compensation policies, review the accounting and tax treatment of compensation and the relationship between our compensation program and risk.	p.	38

This Compensation Discussion and Analysis contains forward-looking statements that are based on our current plans, considerations, expectations and determinations regarding future compensation programs. The actual compensation programs that we adopt in the future may differ materially from currently planned programs as summarized in this discussion.

Executive Summary

Business Overview

For many years prior to 2017, we conducted no clinical research, development or commercialization activities, but rather earned substantially all our revenues from royalties related to our patents covering the humanization of antibodies, which we refer to the Queen et al. patents. Anticipating a significant decline in revenue once a substantial portion of these royalties ended in the first quarter of 2016, and after consultation with our shareholders, we began acquiring income generating assets in the second half of 2012 to build a longer-term replacement revenue stream. These income generating assets were typically in the form of notes receivable, royalty rights and hybrid notes/royalty receivables from health care companies with commercial-stage therapies or medical devices having strong economic fundamentals. In early 2016 we began to see attractive opportunities to make equity investments in commercial stage companies or acquire pharmaceutical or medical products. In 2016, we took advantage of such an opportunity by acquiring the pharmaceutical products Tekturna® and Tekturna HCT® in the United States and Rasilez® and Rasilez HCT® in the rest of the world (collectively, the Noden Products) through our Noden Pharma subsidiaries. In 2017, we acquired LENSAR, Inc. (Lensar) and its cataract surgery device, the LENSAR Laser System. To date, including the Noden Pharma and Lensar transactions, we have consummated 17 of such transactions and committed over $1.4 billion in the acquisition of new income generating assets and products.

Under the leadership of our new chief executive officer, we plan to evolve our strategy for long-term value creation. Our goal is to deliver market-leading shareholder value through the acquisition, development and potential monetization of a portfolio of actively managed healthcare growth assets. We are seeking the acquisition of pharmaceutical products and companies that have the potential of generating growing revenues from product sales. We are focused on (i) commercial-stage assets with multiple year growth potential and (ii) in a departure from our prior business development strategy, late clinical stage pharmaceutical products. In both instances, our acquisition cases rest on our ability to add value to these assets by giving them access to our capital and commercialization expertise. We have a leadership team with a proven track record of consummating deals and putting businesses on the path to growth and profitability, and we have a strong, liquid balance sheet that can be quickly deployed to finance the right transactions. Our endgame is to build growing, profitable revenues from a balanced portfolio of operating companies’ cash flows and, when appropriate, to capture further market value through optimally timed exit strategies. We believe that the transition underlying our business strategy requires competitively compensating our very small management team consistent with the long-term focus necessary to support our business model in this period of transition. We compete with many other companies in seeking to attract and retain a skilled management team and have to overcome the challenge of being located in a remote location with limited access to top executive talent and expertise.

Fiscal 2018 Performance

In 2018, we reported total revenues of approximately $198 million, an approximate 38% decrease from 2017 total revenues.

The charts below show (i) the year-over-year growth in asset value of our products and income generating assets and cash, cash equivalents and short-term investments, (ii) the year-over-year growth in book value per share of the Company and (iii) the year-over-year cash flow and revenue attributable to our products acquisitions and income generating assets, in each case since 2013, the first full year of our program to acquire income generating assets.

Asset Value
(in $ million)
1,400
1,200
1,000
800
600
400
200
-
2013
2014
2015
2016
2017
2018
Asset Value

Book Value Per Share
$6.00
$5.50
$5.00
$4.50
$4.00
$3.50
$3.00
$2.50
$2.00
$1.50
$1.00
$0.50
$-
2013
2014
2015
2016
2017
2018

Annual Cash Flow and Revenue
(in $ millions)
350
300
250
200
150
100
50
-
2013
2014
2015
2016
2017
2018
Cash Flow
Revenue

Product and Income Generating Asset Acquisitions

We actively manage a portfolio of pharmaceutical and medical device products and income generating assets while evaluating new product acquisition transactions. In 2018, we acquired Assertio Therapeutics Inc.’s (formerly known as Depomed, Inc.) remaining rights to royalties payable from licensees of its type 2 diabetes products for $20 million.

Share Repurchase Programs

Since 2017 the Company has implemented three share repurchase programs to take advantage of the relative low share price of the Company’s common stock in comparison to the Company’s book value. The Company has since completed two of these share repurchase programs in the amounts of $30 million and $25 million in 2017 and 2018, respectively, and the third repurchase program of up to $100 million was initiated in November 2018. Through March 31, 2019, the Company has repurchased 21.8 million shares of its common stock under the current repurchase program, for an aggregate purchase price of $69.9 million, or an average cost of $3.21 per share, including trading commissions.

Total Stockholder Return

The chart below shows our total stockholder return (TSR) over the one, three and five year periods ending December 31, 2018 in comparison to the average of our peer group specified under “Comparator Companies” on page 27:

Total Stockholder Return
PDL BioPharma Inc.
Other Companies Average
10%
5%
0%
-5%
-10%
-15%
-20%
-25%
Total Stockholder Returns (%)
One Year TSR (%)
Three Year TSR (%)
Five Year TSR (%)

While our five-year TSR performance lagged in comparison to our peers, there are certain factors that may explain this. First is the significant decline in revenues we experienced after the first quarter of 2016 due to the expiration of the Queen et al. patents and the conclusion of most license payments related to the patents. While we anticipated this decline in revenue and informed our investors of our plan to mitigate it through the acquisition of income generating assets, the significant decline in revenues quarter over quarter negatively impacted our stock price. Second, we eliminated our dividend program in August of 2016 to increase cash on hand for subsequent acquisitions of income generating assets, commercial-stage products and/or launching specialized companies dedicated to the commercialization of these products, which resulted in several dividend sensitive institutional investors selling our stock. We formed our strategy of acquiring commercial-stage products and income generating assets in anticipation of the significant reduction of revenues after the first quarter of 2016 but finding high quality income generating assets and products in a financially disciplined manner to fully replace the Queen et al. patents derived revenues is a several-year process. Our strategy continues to evolve, and we are now seeking to provide a significant return for our stockholders by acquiring commercial stage pharmaceutical assets with multiple year revenue growth potential as well as late clinical stage pharmaceutical products. We believe our strategy of acquiring pharmaceutical products and/or companies can provide our stockholders with returns that extend well beyond the revenues from the Queen et al. patents.

Fiscal 2018 Executive Compensation

Emphasis on “At Risk”, Performance Based Compensation

The Compensation Committee is focused on linking both cash and equity compensation to Company performance and making a significant portion of such compensation variable or “at risk.” “At risk” pay is tied to the achievement of corporate goals, individual objectives and/or stock price performance. Since 2014, all cash and equity compensation earned by executive officers was “at risk” under the annual bonus and long-term incentive plans devised by the Compensation Committee; the only component of compensation not “at risk” is base salary. As shown in the table below, the “at-risk” cash payments and equity grants to our chief executive officer have represented approximately 80% of his total target compensation over the past four years:

Pay-for-Performance Alignment of Executive Compensation in 2018; Key 2018 Executive Compensation Decisions:

•
No Base Salary Increase for Chief Executive Officer in 2018: For 2018, Mr. McLaughlin, our former chief executive officer, did not receive a base salary increase. Our other named executive officers who joined the company prior to 2018 all received 5% base salary adjustments over their 2017 base salary after not having received any increases in salary in 2017.

•
Below Target Annual Bonus Payout for Chief Executive Officer in 2018: For 2018, Mr. McLaughlin, our former chief executive officer, received an annual bonus payout equal to 79% of his target bonus based on the Company's performance relative to the corporate objectives established by the Compensation Committee for 2018 annual bonus purposes.

•	Restructuring of Long-Term Incentive Award Program:

•
2018 Long-Term Incentives: In an effort to further align executive compensation with shareholder value creation, beginning in August 2017 and continuing in 2018, the Compensation Committee, in consultation with Board Advisory, its independent compensation consultant, decided to restructure the long-term incentive program of the Company’s executive officers. As a result, stock options were granted as the sole form of long-term compensation as opposed to cash and restricted stock, which had been used in the Company’s long-term incentive plans for the past several years. It is expected for the foreseeable future that our long-term incentive plans will consist of all equity with no cash component. Executives do not realize value from our stock options unless our stock price appreciates following the date of grant, and our Compensation Committee therefore considers stock options to be “at-risk” performance-based compensation.

•
Termination of 2017-2021 LTIP Without Payouts: In December 2018, the Compensation Committee determined that there would be no payouts under our 2017-2021 long-term incentive plan (the 2017/21 LTIP) due to the failure to achieve the threshold goal of acquiring $100 million of income generating pharmaceutical assets during 2017 and 2018. This determination terminated the 2017-2021 LTIP, meaning there will be no pay-outs under the plan in any future years.

Stockholder Engagement and Response to 2018 Say-on-Pay Vote

In May 2018, we reached out to our top 35 stockholders, who in the aggregate owned approximately 76% of our outstanding common stock at such time, to determine if such stockholders had any issues or questions regarding the voting proposals in the 2018 proxy statement. In response to this outreach, only one stockholder identified any issues with respect to the voting proposals. Accordingly, an overwhelming majority of the votes cast (above 93%) at our annual meeting held in June 2018 were in favor of each of the proposals, including the “say-on-pay” proposal. Since the requirement to hold “say-on-pay” votes was implemented, we have received stockholder approval votes greater than 93% of votes cast each year. In reviewing our executive compensation program, the Compensation Committee considered, among other things, the 2018 vote results and other feedback we received from stockholders. After careful consideration, the Compensation Committee kept our executive compensation program substantially the same as in 2017, with the exception of continuing the adjustments to our long-term incentive program described above to include stock options as opposed to cash and restricted stock. In addition, periodically throughout 2018, our chief executive officer, president and chief financial officer met directly with stockholders and potential investors at healthcare and other investor conferences to discuss the business strategy of the Company.

Our Board and our Compensation Committee value the opinions of our stockholders, and we believe that it is important for our stockholders to have an opportunity to vote on the say-on-pay proposal annually. At the Company’s annual meeting of stockholders held in June 2017, the majority of the votes cast on the say-on-frequency proposal were cast in favor of annual say-on-pay votes and the Board has determined that we will hold an annual advisory vote on executive compensation until the next say-on-pay-frequency vote is held.

Selected Compensation Governance Highlights

Our executive compensation program consists of an array of compensation governance features and controls. Below we summarize certain executive compensation-related practices that were in effect during 2018 and that we believe serve our stockholders’ long-term interests.

What We Do
✓	The Compensation Committee is comprised solely of independent directors.
✓	We structure a substantial portion of officer pay opportunities in the form of “at-risk” performance-based compensation.
✓
Our chief executive officer’s annual cash bonus is 100% attributable to the achievement of corporate goals set by the Compensation Committee and ratified by the Board and is fully at risk of non-payment in the event of unsatisfactory performance, thereby putting a substantial portion of our chief executive officer’s total annual cash compensation (comprised of base salary and an annual cash bonus opportunity) at risk and tied to the Company’s annual performance

✓
Our long-term incentive plans have been designed to reward and retain our leadership team, to align the interest of management with our stockholders and incentivize long-term performance. All of our cash and equity incentive awards for our executive officers are fully “at risk”, earned based on achievement of performance goals that are aligned with our business plan or via the appreciation of our stock price.

✓
In 2017 and 2018, we restructured our long-term incentive program for executive officers to be comprised solely of stock options rather than restricted stock and cash in part in response to feedback from certain of our stockholders.

✓	We conduct an annual say-on-pay vote.
✓	We seek input from, listen to and respond to stockholders.
✓
We have adopted a clawback policy to prevent executive officers involved in certain wrongful conduct from unjustly benefiting from such conduct, and to remove the financial incentives to engage in such conduct.

✓	We enforce robust stock ownership guidelines for executive officers and directors.
✓
We strictly prohibit our directors and executive officers from “short sales,” hedging and other monetization transactions (such as zero-cost collars and forward sale contracts), holding the Company’s securities in margin accounts and pledging the Company’s securities as collateral for loans.

✓	The Compensation Committee retains an independent compensation consultant.

What We Do Not Do
✗	We do not provide gross-up tax payments for our named executive officers.
✗	We do not provide guaranteed bonuses.
✗	We do not re-price underwater awards and do not provide discount stock options or stock appreciation rights.

Executive Compensation Program Philosophy, Objectives and Process

Philosophy and Objectives

The Compensation Committee has structured our executive compensation program to take into account our unique business model, leveraged headcount and location.

The goals of our executive compensation established by the Compensation Committee are fourfold:

•	Structure our compensation plans to effectively motivate our management to achieve the stated goals of the Company and to perform in a manner that maximizes stockholder value.

•
Offer executive compensation programs that are competitive in the marketplace to enable us to recruit high-quality candidates for senior leadership positions and to retain these executive officers through appropriate base compensation, annual cash bonuses and long-term equity incentive programs.

•
Strike a balance of short-term and long-term incentives tied to our named executive officers’ individual performance and their contribution to our annual and long-term company-wide goals and objectives.

•	Align the interests of our named executive officers with those of our stockholders through the use of equity incentives, performance metrics and stock ownership requirements.

Our business mission is to maximize stockholder value through the acquisition, nurturing and growth of a portfolio of healthcare assets. Because this mission is accomplished over both the short- and long-term, the Compensation Committee has established a compensation program that utilizes a mix of annual and long-term incentives to ensure that management and employees are focused on attainment of the Company’s corporate goals in alignment with stockholders’ interests. The Compensation Committee has not employed any specific policies for allocating compensation between annual and long-term compensation, between cash and non-cash compensation or among different forms of non-cash compensation, although it reviews the mix with its independent compensation consultant on an annual basis.

The Compensation Committee structures our executive compensation program in a manner that it believes does not promote inappropriate risk taking by our executive officers, and encourages them to take a balanced approach, focused on achieving our corporate goals and enhancing stockholder return. A more complete discussion regarding the risk assessment process can be found at “Risk Assessment of Compensation Policies” above.

Process

When making executive compensation program decisions, the Compensation Committee reviews: (i) the Company’s competitive market compensation data, (ii) our performance against our corporate goals and objectives, (iii) our performance relative to our comparator companies, (iv) individual officer qualifications and performance based on specified performance metrics, and (v) the unique circumstances of the Company. To accomplish these reviews, the Compensation Committee engaged Board Advisory to provide advice on competitive market practice and recommendations for structuring our named executive officers’ compensation for fiscal year 2018. Board Advisory reports, and is accountable, to the Compensation Committee, and may not conduct any other work for us without the authorization of the Compensation Committee. Board Advisory did not provide any services to us in 2018 beyond its engagement as an advisor to the Compensation Committee on compensation matters. After review and consultation with Board Advisory, the Compensation Committee has determined that Board Advisory is independent and there is no conflict of interest resulting from retaining Board Advisory currently or during the year ended December 31, 2018. In reaching these conclusions, the Compensation Committee considered the factors set forth in Exchange Act Rule 10C-1 and NASDAQ listing standards. In addition, we engaged third party corporate governance to provide market compensation and performance metric data for fiscal year 2017 for the Compensation Committee’s fiscal year 2018 compensation decisions.

Our chief executive officer aids the Compensation Committee by providing annual recommendations regarding the compensation of all executive officers, other than himself. Each named executive officer, in turn, participates in an annual performance review with the chief executive officer to provide input about his or her contributions to the Company’s success for the period being assessed. The performance of our chief executive officer and executive team as a group is reviewed annually by the Compensation Committee.

Comparator Companies

Due to the Company’s unique business model and circumstances, the Compensation Committee has found it difficult to establish an appropriate group of peer companies for the purposes of evaluating our compensation practices. The mix of health care products and royalty and debt assets that generate the Company’s revenues straddles both the more traditional healthcare industry and the asset management industry. The Compensation Committee, in consultation with Board Advisory, has determined that companies in the pharmaceutical industry remain the most appropriate peers for executive compensation comparison purposes because (i) our primary focus is on acquiring pharmaceutical products and companies, (ii) all of our income generating assets are derived from the healthcare industry and (iii) it is the sector from which we primarily draw our management. To that end, the Compensation Committee directed Board Advisory to analyze companies in the pharmaceutical industry with the same Global Industry Classification Standard code, or GICS code, and revenues between approximately $100 million and approximately $600 million, and in particular comparable pharmaceutical companies, to recommend a peer group for purposes of analyzing the Company’s compensation practices.

The list of comparator companies is reviewed and updated annually as the previous year’s companies may no longer fit the most appropriate parameters for the Company. The list of comparator companies was selected based in part on the Company’s size in terms of market capitalization and revenues based on information available to the Compensation Committee in May of 2018. The following list of comparator companies for 2018 compensation decisions demonstrates the Compensation Committee’s focus on selecting companies relatively similar in industry sector and size (after taking into account that the Company is unique in its business model and circumstances):

Acorda Therapeutics, Inc. AMAG Pharmaceuticals, Inc. Amphastar Pharmaceuticals, inc. ANI Pharmaceuticals, Inc. Avadel Pharmaceuticals plc Assertio Therapeutics, Inc. Eagle Pharmaceuticals, Inc.	Emergent BioSolutions Inc. Haloyzme, Inc. Insys Therapeutics, Inc. Ironwood Pharmaceuticals, Inc. Lannett Company, Inc. Ligand Pharmaceuticals, Inc.	MiMedx Group, Inc. Pacira Pharmaceuticals, Inc. Retrophin, Inc. Spectrum Pharmaceuticals, Inc. Supernus Pharmaceuticals, Inc. Vanda Pharmaceuticals Inc.

Competitive Market Data

Each year, Board Advisory surveys the compensation practices of the comparator companies to assess the competitiveness of our compensation programs. Although we maintain the peer group for executive compensation and performance reference purposes, the comparator company compensation data is limited to publicly available information and therefore does not necessarily provide comparisons for all officers. By contrast, survey data has the advantage of including data on executive positions beyond what is available in public filings but may not be specific to the selected companies in the peer group. In light of this, Board Advisory analyzed (i) the compensation levels of the comparator companies referenced above and (ii) the 2017 Radford Global Technology Survey for biotechnology companies with annual revenues in a range between $20 million and $600 million and a market capitalization of greater than $100 million (the 2017 Radford Compensation Survey). With respect to the survey data presented to the Compensation Committee, the identities of the individual companies included in the survey were not provided to the Compensation Committee, and the Compensation Committee did not refer to individual compensation information for such companies.

We believe that by utilizing both publicly available comparator company data and the survey data, we are able to develop the best set of robust competitive data reasonably available for use in making compensation decisions. The Compensation Committee, when making compensation adjustments to the named executive officers, reviews the publicly available comparator company group data and the survey data to ensure that, following any compensation adjustment, the total compensation of named executive officers falls within our guidelines.

The Compensation Committee uses the 50th percentile of comparator companies as a benchmark, or starting point, for decisions regarding target total direct compensation (comprised of base salary, annual bonus opportunity and long-term incentive opportunity) of the Company’s executive officers. However, in order to attract and retain the executive talent necessary to lead the Company, the Compensation Committee does not establish compensation levels based solely on benchmarking. The Compensation Committee instead relies on the judgment of its members in making compensation decisions regarding base salaries, target bonus levels and long-term equity incentive awards after reviewing our performance and carefully evaluating each named executive officer’s performance during the year, leadership qualities, business responsibilities, career with our company, current compensation arrangements and long-term potential to enhance stockholder value. The Compensation Committee does not guarantee that any executive will receive a specific market-derived compensation level.

Qualifications and Unique Company Existence

In addition to analyzing market compensation and performance data, the Compensation Committee considers each individual’s qualifications, experience and contribution to the Company when making compensation decisions, as well as our unique business model and the difficulty in locating experienced and qualified executive officer candidates willing to relocate to the remote area surrounding our headquarters. The only named executive officer not required to be located proximate to our headquarters in

Nevada is our Vice President of Business Development whose responsibilities include extensive travels and is domiciled in the San Francisco Bay Area, close to key stakeholders and potential target companies.

No Delegation of Compensation Decisions

The Compensation Committee has not delegated any of its exclusive power to determine matters of executive compensation and benefits. Our chief executive officer and an independent compensation consultant assist the Compensation Committee by presenting proposals and recommendations to the Compensation Committee, information on the Company and individual performance of our named executive officers and management’s perspective and recommendations on compensation matters (our chief executive officer recuses himself from that portion of the Compensation Committee meetings involving deliberation and decision-making pertaining to his own compensation). The Compensation Committee reports to the Board on the major items covered at each Compensation Committee meeting.

Compensation Program Elements

The annual compensation payable to our named executive officers is comprised of four primary elements which are designed together to motivate our named executive officers to achieve our strategic goals. These four elements are: (i) base salary, (ii) annual cash bonus, (iii) long-term incentive compensation and (iv) employee benefits.

In addition, we provide other limited perquisites, benefits and severance, but such perquisites and benefits are generally available to all of our employees on the same terms as to our named executive officers.

Each element, and why we pay it, is discussed below.

Base Salary

Base salary is the fundamental, fixed element of our named executive officers’ compensation and the foundation for each named executive officer’s total compensation.

Base salaries are reviewed annually and may be adjusted by the Compensation Committee taking into account the individual performance of the named executive officer as well as that of the Company as a whole.

For fiscal year 2018, the Compensation Committee reviewed the base salary and performance of each of our named executive officers, the performance of the Company and Board Advisory’s analysis and summary of the market practice of the comparator companies. Based on this review, the Compensation Committee determined to increase the base salaries of Messrs. Monnet, Stone and Garcia by 5% for 2018, while keeping Mr. McLaughlin’s base salary the same as it was in 2017. In connection with the appointment of Dr. Jene as Vice President, Business Development of the Company in May 2018, the Compensation Committee performed similar analysis using the 2017 Radford Compensation Survey to determine her base salary.

The fiscal year 2018 base salaries for our named executive officers are set forth in the table below:

Name	Title	2018 Base Salary	% Increase or Decrease from 2017 Base Salary
John P. McLaughlin	Former Chief Executive Officer	$700,057	—
Dominique Monnet	President and Chief Executive Officer	$525,000	5%
Christopher Stone	Vice President, General Counsel and Secretary	$483,000	5%
Peter Garcia	Vice President and Chief Financial Officer	$452,000	5%
Jill Jene(1)	Vice President, Business Development	$340,000	—
_____________________
(1)    Dr. Jene was appointed as an executive officer of the Company in May 2018.

In connection with his appointment as chief executive officer of the Company effective December 31, 2018, the Compensation Committee approved an increase in Mr. Monnet's base salary for 2019 to $635,000 from $525,000.

 Annual Cash Bonus

The second component of our named executive officers’ total compensation is the annual cash bonus. The annual cash bonus is intended to encourage high levels of individual and Company performance by rewarding our named executive officers for their individual contributions and our overall performance during the year.

The Compensation Committee believes that a significant portion of a named executive officer’s compensation should be based on Company and individual performance. As a result, we provide our named executive officers with an annual cash bonus opportunity that can be earned based on achievement of certain predetermined corporate and, in the case of our named executive officers other than our chief executive officer, individual performance goals.

Fiscal Year 2018 Annual Bonus Evaluation

For fiscal year 2018, the Compensation Committee established the 2018 Annual Bonus Plan. The 2018 Annual Bonus Plan is composed of cash compensation that is entirely at risk, depending on performance. In the event of underperformance, the Compensation Committee may elect to award no bonus. In the event of performance that exceeds the Compensation Committee’s performance expectations, the bonus amount is capped at a maximum of 200% of the target amount.

As part of the 2018 Annual Bonus Plan, the Compensation Committee reviewed, and recommended to the Board for approval, the Company’s corporate goals for 2018 and the individual goals for our named executive officers, as well as the weighting of corporate and individual goals in determining their bonuses for fiscal year 2018.

In determining the appropriate ratio of corporate goals and individual goals for measuring overall performance, the Compensation Committee has determined that our chief executive officer’s performance should be measured solely on the basis of the Company’s overall performance with respect to corporate goals. With respect to the other named executive officers, the Compensation Committee has determined that the ratio should be heavily skewed toward the attainment of the corporate goals, but also recognized that, in a company with a small staff such as the Company, some weight should be accorded to the attainment of individual goals because the individual goals contribute toward attainment of the corporate goals.

In connection with the annual cash bonus, the Compensation Committee reviewed the target bonus (as a percentage of base salary) of each named executive officer and Board Advisory’s analysis and summary of the market practice of the comparator companies.

The target and maximum bonus (as a percentage of base salary) and the ratio of corporate to individual goals for each named executive officer are set forth in the table below:

Name	Title	2017 Target Bonus	2018 Target Bonus	2018 Maximum Bonus	Ratio of 2018 Corporate Goals/ 2018 Individual Goals
John P. McLaughlin	Former Chief Executive Officer	100%	100%	200%	100%/0%
Dominique Monnet (1)	President and Chief Executive Officer	75%	75%	150%	75%/25%
Christopher Stone	Vice President, General Counsel and Secretary	75%	75%	150%	75%/25%
Peter Garcia	Vice President and Chief Financial Officer	75%	75%	150%	75%/25%
Jill Jene (2)	Vice President, Business Development	—	60%	120%	60%/40%
___________________

(1)
In connection with Mr. Monnet's appointment as Chief Executive Officer effective December 31, 2018, the Compensation Committee increased his target bonus for 2019 to 80% of his base salary, which target bonus will be based 100% upon achievement of the to be determined Company’s corporate goals.

(2)	Because she was appointed as an executive officer in May, Dr. Jene was eligible to receive a prorated portion of her target bonus for 2018.

Corporate Goals

Our corporate goals for 2018 and the relative weight ascribed to them are set forth in the table below:

2018 Corporate Goal	Weight
Business Development	40%
Purchase of $100 million of pharma or technology related assets with acceptable revenues and costs
Noden	20%
Meet Noden’s fiscal year 2018 EBITDA goal of $14.5 million and TRX goal of 200,339 units for Tekturna
Lensar	10%
Meet Lensar fiscal year 2018 revenue target of approximately $24.5 million
Asset Management	10%
Manage income generating assets to assure projected returns on a cash basis
Finance	15%
Achieve capital structure optimization
Achieve tax objectives
Share buy-back program
Stock Price	5%
Meet/exceed peer companies’ share performance
Total	100%

At the time the Compensation Committee set the goals for 2018, it believed that each of the 2018 annual bonus plan goals was achievable, but only with significant effort. The Compensation Committee monitored the achievement of the 2018 corporate goals throughout the year.

Individual Goals

Dominique Monnet

Goals for 2018 for Dominique Monnet, our President, included: (i) effectively oversee the management of Noden Pharma USA and execution of 2018 plan; (ii) effectively oversee the management of Noden Pharma DAC and execution of 2018 plan; (iii) lead the business development function and deliver on corporate goals; and (iv) gain familiarity with the PDL investment community. A specific value was not attached to each goal.

Christopher Stone

Goals for 2018 for Christopher Stone, our Vice President, General Counsel and Secretary, included: (i) effectively manage intellectual property and legal diligence for asset acquisitions; (ii) effectively manage Paragraph IV litigation and other Noden intellectual property matters; (iii) effectively manage healthcare compliance matters; (iv) effectively manage legal components of tax audits; (v) effectively manage the Wellstat Diagnostics loan; (vi) manage and develop the legal department with regard to efficiency and risk management processes and ensuring appropriate staffing and skills given the changing nature of the Company; and (vii) effectively manage new disputes and litigation matters. A specific value was not attached to each goal.

Peter Garcia

Goals for 2018 for Peter Garcia, our Vice President and Chief Financial Officer, included: (i) assess finance department staffing to optimize its personnel and processes for near and long term support of the Company; (ii) monitor financial markets and evaluate debt and equity financing opportunities, and recommend financing strategy based on the needs of the Company; (iii) manage tax returns and audits to successful resolution; (iv) work with the Board and senior management to develop an acquisition plan that includes compatible acquisition targets and assess impact on cash flow models; (v) effectively manage and coordinate financial and Sarbanes-Oxley compliance and quarterly reviews with auditors; (vi) continue to meet SEC filing requirements, with reliable and timely filings and no restatements, including integrating Noden into PDL consolidated financials; (vii) maintain and manage the Company’s investments and ensure compliance with debt and other potential financing requirements; (viii) maintain an active consultative relationship with auditors, tax preparers and other third-party service providers to ensure timely responses and proper risk mitigation; (ix) create a sustainable investor relations program including adding at least one research analyst and planning and completing at least two non-deal roadshows during 2018; and (x) manage and lead budget process for PDL and subsidiaries, including long range plan. A specific value was not attached to each goal.

Jill Jene

Goals for 2018 for Jill Jene, our Vice President, Business Development, included: (i) acquire another pharmaceutical asset for Noden that would build on Noden’s structure; (ii) effectively lead business development function to deliver corporate goals; (iii) drive completion of a second acquisition of a pharma or technology asset; (iv) build a business development team and support professional development of the team, aligned with corporate needs, and effectively complement internal team’s capacity with external network of consultants and experts to meet transactional timelines; (v) provide leadership and strategic insight to the Company regarding product and company acquisition process; and (vi) effectively source new opportunities by maintaining connections with bankers and potential partners. A specific value was not attached to each goal.

2018 Performance Evaluations and Bonus Amounts

The 2018 Annual Bonus Plan requires that our chief executive officer conduct the performance reviews of our other named executive officers, which are then reviewed by the Compensation Committee. Following these assessments, the Compensation Committee determines the attainment percent of the goals for our other named executive officers. The Compensation Committee is responsible for evaluating our chief executive officer’s performance.

In December 2018, the Compensation Committee evaluated the Company's performance against the 2018 corporate goals. The Compensation Committee determined that 79% of the 2018 corporate goals established for the 2018 Annual Bonus Plan had been achieved. The Compensation Committee based its decision on the following factors:

•
Business Development - Acquisition of $100 million of pharma or technology related assets. The Company entered into agreement to purchase Assertio Therapeutic Inc’s (formerly known as Depomed, Inc.) reversionary royalty interest during 2018 for $20 million. Based on the book value of this acquisition, well exceeding its purchase price, the Committee used its discretion to conclude that the Company had performed at a level of 25% versus the target level of 40%.

•
Noden - Meeting EBITDA and TRX goals. Noden exceeded the EBITDA goal for 2018 by approximately 40% of the goal by generating approximately $20.3 million in EBITDA in comparison to the goal of $14.5 million. Noden’s year-end TRX fell short of the goal by approximately 12% by generating approximately 176.5 thousand total prescriptions in comparison to the goal of approximately 200.3 thousand. Despite scoring 88% of the TRX goal, the Compensation Committee determined to not give any credit towards this goal in acknowledgment of the write-down of the Noden asset value in 2018. Based on the achievement of the EBITDA goal, the Compensation Committee concluded that the Company had performed at a level of 14% versus the target level of 20%.

•
Lensar - Meeting revenue target. Lensar’s fiscal year 2018 revenue was approximately $24.5 million, which met the target of approximately $24.5 million, and based on achievement of the goal, the Compensation Committee concluded that the Company had performed at a level of 10% versus the target level of 10%.

•
Asset Management - Management of Income Generating Assets. Cash flows from the Company’s income generating assets were approximately 101% of the projected cash flows for 2018, or approximately $85.4 million in comparison to the projection of approximately $84.4 million. The Committee concluded that the Company had performed at a level of 10% versus the target level of 10%.

•
Finance - Capital structure, tax objectives and share buy-back program. The corporate goal was to effectively optimize the Company’s capital structure, achieve tax objectives and successfully implement a share buy-back program to the extent it made financial sense. The Company retired approximately $126 million in debt, which should enable the Company more flexibility for future financings, if necessary. With respect to the tax objective, the Company was able to reduce its tax payments in 2018 through the use of net operating losses. Finally, with respect to the share buy-back goal, the Company completed a $25 million share buy-back program and implemented a second share buy-back program in 2018 for up to $100 million, taking advantage of a disparity between the Company’s book value and share price. The Compensation Committee concluded that the Company had performed at a level of 15% versus the target level of 15%.

•
Stock Price - Share performance relative to peer companies. The Company’s share price increased by 5% in 2018, in comparison to a 11.9% decrease in share price by the Company’s peer companies during 2018. For purposes of calculating the year end share price, the Compensation Committee used the closing price on December 12, 2018. The Compensation Committee concluded that the Company had performed at a level of 5% versus the target level of 5%.

The Compensation Committee then reviewed the individual 2018 performance of each of the Company's named executive officers and, specifically, their level of achievement of the individual goals established for them, their management and leadership, their professional contributions and their technical and organizational contributions. Based on its review, the Compensation Committee determined that:

•	Mr. McLaughlin, because his bonus was based solely upon the achievement of corporate goals under the 2018 Annual Bonus Plan with no individual goal component, would receive 79% of his target bonus;

•	In view of Mr. Monnet’s continued superior performance and contribution in 2018, the Committee evaluated Mr. Monnet’s achievement of his individual goals for the 2018 Annual Bonus Plan at 115%

•
Mr. Stone achieved all of his individual goals in 2018 and that, combined with his continued superior performance and contribution in 2018, resulted in the Compensation Committee awarding Mr. Stone a 115% achievement level relative to his individual goals for 2018;

•
Mr. Garcia achieved all of his individual goals in 2018 and that, combined with his continued superior performance and contribution in 2018, resulted in the Compensation Committee awarding Mr. Garcia a 115% achievement level relative to his individual goals for 2018; and

•
Dr. Jene achieved certain of her individual goals in 2018 and that, combined with initial strong performance and contributions to the Company in other areas in 2018, resulted in the Compensation Committee awarding Dr. Jene a 90% achievement level relative to her individual goals for 2018.

Following this review, the Compensation Committee approved bonus payments to each of our named executive officers based on the above determinations:

Name	Title	2018 Annual Bonus
John P. McLaughlin	Former Chief Executive Officer	$553,045
Dominique Monnet	Chief Executive Officer and President	$346,500
Christopher Stone	Vice President, General Counsel and Secretary	$318,780
Peter Garcia	Vice President and Chief Financial Officer	$298,320
Jill Jene(1)	Vice President, Business Development	$108,000
 ___________________

(1)	Because she was appointed as an executive officer in May, Dr. Jene was eligible to receive a prorated portion of her target bonus for 2018.

Long-Term Incentives

The third component of our compensation strategy is long-term incentive awards. Our long-term incentive award program is intended to provide executives with opportunities to participate in the appreciation of our stock price and to create unvested award value that will provide a financial incentive for executives to remain with the Company and to work for the continued success of the organization. In 2018, our long-term incentive award program was comprised solely of stock options, which we believe best align the interests of management and stockholders by rewarding increases in stockholder value.

Stock Option Awards
In recognition of the Company’s transition into a more traditional pharmaceutical company, starting in 2017, the decision was made to use solely stock options for the Company’s executive officers as opposed to cash and restricted stock, which had been used in the Company’s long-term incentive plans for the past several years. The restructuring was in part a response to feedback that the Company had received from certain of its stockholders who expressed a belief that stock options better aligned the Company’s executive officer’s interests with that of its stockholders compared to cash payments and restricted stock awards. Specifically, our named executive officers received the following stock option awards in 2018:

Name	Title	Number of Stock Options Granted in August 2017(1)	Number of Stock Option Granted in September 2018
John P. McLaughlin	Former Chief Executive Officer	1,922,100	—
Dominique Monnet	President and Chief Executive Officer	—	1,479,944
Christopher Stone	Vice President, General Counsel and Secretary	700,500	339,623
Peter Garcia	Vice President and Chief Financial Officer	694,900	339,678
Jill Jene	Vice President, Business Development	—	377,358
____________________

(1)
The stock options granted in August 2017 are included here because they were subject to stockholder approval of the Company’s Amended and Restated 2005 Equity Incentive Plan, which occurred in June 2018. For SEC reporting and accounting purposes, they are deemed to have been granted in 2018.

The stock options granted in September 2018 vest over a four-year period, with 1/48th vesting per month, commencing on January 2018. With respect to the stock options granted in August 2017, 25% vest on the first anniversary of their grant date, 25% vest monthly on a pro rata basis for the 36 months following the first anniversary, 25% vest on a 33% increase in the price of our common stock and the remaining 25% vest on a 50% increase in the price of our common stock. The vesting of all stock options is subject to (i) continuous service with the Company as of such vesting date and (ii) any accelerated vesting in the event of a change of control. The stock options granted to the named executive officers generally expire ten years from the date of grant, subject to earlier termination in the event of termination of employment. The exercise price of options granted under the stock plans is 100% of the fair market value of the underlying stock on the date of grant. Executives do not realize value from our stock options unless our stock price appreciates following the date of grant and our Compensation Committee therefore considers stock options to be “at-risk,” performance-based compensation.

Long-Term Incentive Plan Awards Prior to 2018

The purpose of our long-term incentive plans is to enhance stockholder return over the long-term, through promotion of long-term corporate goals and retention of the Company’s management team. The Compensation Committee recognizes that continuity of a management team is critical to corporate success and, therefore, it is in the Company’s best interest to retain certain key members of management. The Compensation Committee implemented staggered, multi-year plans to enhance the retention component of the long-term incentive plans. Rather than implement a single plan that vests at the end of a certain number of years, the Compensation Committee staggered multiple long-term incentive plans that vest in portions according to the respective plans. The result is that when a portion of one long-term incentive plan vests, our named executive officers remain at different points in vesting under the other, staggered plans.

In addition, the Compensation Committee recognizes that the attainment of long-term goals for the Company’s business model requires more than one year to accomplish, and therefore our annual cash bonus plan alone fails to provide sufficient incentives to achieve those long-term goals. Accordingly, our long-term incentive plan awards were tied to the achievement of performance criteria over a longer-term period of five years.

Under our long-term incentive plans in place prior to 2018, each named executive officer was granted awards consisting of (i) restricted stock and (ii) a cash payment. Prior to 2017, the Compensation Committee designed the long-term incentive plans to consist of a mix of 70% cash and 30% restricted stock. For the 2017/21 LTIP, the Compensation Committee determined that increasing the stock component provided for increased alignment with the interests of the Company’s stockholders and changed the mix to 60% cash and 40% restricted stock. The increased equity component seeks to align management’s interest with the interests of our stockholders by ensuring that: (i) only transactions on terms attractive to equity holders are implemented and (ii) management is incentivized to continue our long-term growth objective for the purpose of providing valuable returns to our stockholders. The shares of restricted stock are granted at the beginning of the five-year performance period based on the participant’s target award.

Subject to the acceleration provisions set forth in the long-term incentive plans described below, each cash award and restricted stock award vests at the times specified in each plan, provided that the named executive officer remains employed by the Company through such date. Under the last four long-term incentive plans (including the 2017/21 LTIP), in addition to remaining employed by the Company through the applicable vesting dates, the Company must meet minimum performance goals described above over the applicable performance periods for the restricted stock and cash awards to vest and/or be paid. Payment of the cash payment under the long-term incentive plans will be made on or as soon as practicable after the applicable vesting dates.

Dividend payments and other distributions made on the restricted stock during the vesting periods of the restricted stock will accrue through the vesting periods and will be paid, plus interest, to the named executive officer upon vesting of the restricted stock award. If the minimum performance goals for the long-term incentive plan’s restricted stock awards are not met, the accrued dividend payments and other distributions will be forfeited.

Long-Term Incentive Plan Payments in 2018.

•	2014/18 LTIP Payments in 2018.

The performance goal with respect to the vesting of 16.67% of the 2014/18 LTIP award on December 12, 2018, the final year of the five-year performance period, was that the aggregate cash generated by the income generating assets acquired over the initial two calendar-year performance period of the plan (2014 and 2015) be least 75% of the amount projected for such assets. In addition, the 2014/18 LTIP provided that if the performance goal for any calendar year subsequent to the initial two calendar-year performance period were not met, that an award could still vest if the cumulative cash flows during the period from 2016 to 2018 generated at least 75% of the projected cumulative cash flows for such three-year period.

In December 2018, the Compensation Committee reviewed the Company’s performance against this goal for the 2018 performance period. The Compensation Committee determined that the performance goal had not been met in recognition that the Company had received approximately $20.6 million in cash in 2018 from the income generating assets acquired during 2014 and 2015 in comparison to the projection for approximately $129 million in cash to be received from such assets for 2018. However, in reviewing the three-year look-back provision, the Committee determined the cumulative cash flows during such period were in excess of the 75% threshold of forecasted cash flows. During the three-year period of 2016 through 2018, the Company received approximately $379 million in cash from the income generating assets acquired during 2014 and 2015 in comparison to the projection of approximately $284 million for such period. In light of this, the Compensation Committee awarded the payments at 100% of the target value. Upon vesting, our named executive officers received the awards set forth in the table below for the 2018 vesting period of the 2014/18 LTIP:

2018 Payouts Under 2014/18 LTIP Awards

Name	Title	Target Cash	Cash Awarded	Target Value of Restricted Stock Award at Grant(1)	Target Number of Shares Underlying Restricted Stock Award at Grant(2)	Number of Shares Vested under Restricted Stock Award
John P. McLaughlin	Former Chief Executive Officer	$383,631	$383,631	$164,088	19,961	19,961
Dominique Monnet (3)	President and Chief Executive Officer	$—	$—	$—	—	—
Christopher Stone	Vice President, General Counsel and Secretary	$98,313	$98,313	$42,051	5,115	5,115
Peter Garcia	Vice President and Chief Financial Officer	$97,532	$97,532	$41,717	5,075	5,075
Jill Jene (3)	Vice President, Business Development	$—	$—	$—	—	—

(1)
Target Value of Restricted Stock Award at Grant is the value of the restricted stock on the date granted assuming 100% of the award is achieved. The realized value of such restricted stock may be more or less based on (i) the value of our common stock when the restricted stock actually vests over the life of the 2014/18 LTIP and (ii) the number of shares that actually vest.

(2)
For Messrs. McLaughlin, Stone and Garcia, a price of $8.22 per share was used to determine the number of shares granted in 2014, which reflected the closing price of the Company’s shares on April 10, 2014, as per the terms of the 2014/18 LTIP applicable to officers employed as of the beginning of the year.

(3)	Mr. Monnet and Dr. Jene were not eligible to receive payment under the 2014/18 LTIP because they joined the Company after eligibility under the plan expired.

•	2015/19 LTIP Payments

The performance goal with respect to the vesting of 16.67% of the 2015/19 LTIP award on December 12, 2018, the fourth year of the five-year performance period, was that the aggregate cash generated by the income generating assets acquired over the initial two calendar-year performance period of the plan (2015 and 2016) be least 80% of the projected cash flow for such assets during the 2018 calendar year.

In December 2018, the Compensation Committee reviewed the Company’s performance against the 2015/19 LTIP performance goal for the 2018 performance period and determined that the performance goal had not been met. The Compensation Committee did not award any payments for the 2018 vesting period under the 2015/2019 LTIP.

•	2016/20 LTIP Payments

The performance goal with respect to the vesting of 16.67% of the 2016/20 LTIP award on December 12, 2018, the third year of the five-year performance period, was that the aggregate cash generated by the income generating assets acquired over the initial two calendar-year performance period of the plan (2016 and 2017) be least 75% of the amount projected for such assets.

In December 2018, the Compensation Committee reviewed the Company’s performance against the 2016/20 LTIP performance goal for the performance period of 2018. The Compensation Committee determined that the performance goal had been met in recognition that the Company had received approximately $11.6 million in cash in 2018 from the income generating assets acquired during 2016 and 2017 in comparison to the projection of approximately $7.8 million for 2018. Despite the cash flows coming in at approximately 148% of the projection, the Compensation Committee, in its discretion, determined to award the payments at 66% of the target award. The Compensation Committee based this determination on the fact that the performance goal during the initial two-year performance period for purposes of the 2016/20 LTIP (acquisition of income generating assets with an aggregate value of $400 million during 2016 and 2017) under the plan was only awarded at a 66% level (the Company acquired income generating assets during this two-year period of approximately $262 million, representing 66% of the targeted level). Upon vesting, our named executive officers received the awards set forth in the table below for the 2018 vesting period of the 2016/20 LTIP:

2018 Payouts Under 2016/20 LTIP Awards

Name	Title	Target Cash	Cash Awarded	Target Value of Restricted Stock Award(1)	Target Number of Shares Underlying Restricted Stock Award(2)	Number of Shares Vested under Restricted Stock Award
John P. McLaughlin	Former Chief Executive Officer	$382,865	$251,680	$164,088	50,959	33,498
Dominique Monnet (3)	President and Chief Executive Officer	$—	$—	$—	—	—
Christopher Stone	Vice President, General Counsel and Secretary	$127,552	$83,847	$54,666	16,977	11,160
Peter Garcia	Vice President and Chief Financial Officer	$126,538	$83,181	$54,231	16,842	11,071
Jill Jene (3)	Vice President, Business Development	$—	$—	$—	—	—

(1)
Target Value of Restricted Stock Award at Grant is the value of the restricted stock on the date granted assuming 100% of the award is achieved. The realized value of such restricted stock may be more or less based on (i) the value of our common stock when the restricted stock actually vests over the life of the 2016/20 LTIP and (ii) the number of shares that actually vest.

(2)
For Messrs. McLaughlin, Stone and Garcia, a price of $3.22 per share was used to determine the initial number of shares granted, which reflected the closing price of the Company’s shares on January 26, 2016 per the terms of the 2016/20 LTIP.

(3)	Mr. Monnet and Dr. Jene were not eligible to receive payment under the 2016/20 LTIP because they joined the Company after eligibility under the plan expired.

•	2017/21 LTIP Payments

The performance goal with respect to the vesting of 50% of the 2017/21 LTIP awards on December 12, 2018 was the deployment of $200 million in the acquisition of income generating assets over the initial two calendar-year performance period of 2017 and 2018, subject to meeting a threshold goal of deploying at least $100 million in such acquisitions.

In December 2018, the Compensation Committee reviewed the Company’s performance against the 2017/21 LTIP performance goal for the initial performance period of 2017 and 2018 and determined that the Company had not achieved the performance goal. Accordingly, the Compensation Committee did not award any payments under the 2017/21 LTIP in 2018, and because the performance goal for the initial performance period was not achieved, the 2017/2021 LTIP is no longer effective with respect to any subsequent vesting periods under the plan and all of the awards have been forfeited.

Employee Benefits

The final component of the Company’s compensation strategy is the inclusion of certain employee benefits. We provide our employees, including our named executive officers, with customary benefits, including medical, dental, vision and life insurance coverage, short-term and long-term disability coverage and the ability to participate in our 401(k) plan, which provides for a Company matching contribution up to certain limits. The costs of our insurance coverage benefits are largely borne by us; however, employees pay portions of the premiums for some of these benefits. We think that these benefits are of the type customarily offered to employees by our peer group and in our industry.

This element of compensation is intended to provide assurance of financial support in the event of illness or injury and encourage retirement savings through a 401(k) plan.

All Other Compensation

Due to the Company’s unique business model, the difficulty in locating experienced and qualified executive officer candidates in the remote area surrounding the Company’s headquarters and the fact that in most cases we require our named executive officers to be located proximate to the Company’s headquarters in Nevada, the Compensation Committee decided to provide housing assistance to Mr. Monnet ($4,000 per month) and Mr. Garcia ($4,000 per month) for 2018. We generally do not offer any other perquisites to our named executive officers.

Severance Benefits

The Company has entered into a severance plan that covers each of its named executive officers and provides for certain compensation and benefits if the named executive officer’s employment is terminated without “cause” or should he or she resign for “good reason,” as those terms are defined in the severance plan. The Company adopted the severance plan in recognition of the need to attract and retain a talented management team to a unique location.

The Company adopted a new severance plan in April 2019 which will govern severance benefits going forward. Our named executive officers were eligible for severance under individual severance agreements, which agreements will be superseded by the severance plan upon waiver by each executive of the six month notice of termination under the prior severance agreements or, alternatively, upon termination of the severance agreements in October 2019. A description of these severance arrangements and a calculation of the severance benefits under the severance agreements in effect in 2018 can be found at “Executive Officer Compensation-Potential Payments upon Termination or Change in Control” below.

Other Executive Compensation Matters

Stock Ownership Guidelines

The Board has determined that ownership of our common stock by our officers promotes a focus on long-term growth and aligns the interests of our officers with those of our stockholders. As a result, the Board has adopted stock ownership guidelines stating that our chief executive officer and our other five most-highly-compensated officers (based on annual base salary), should maintain certain minimum ownership levels of our common stock.

Our stock ownership guidelines require the following levels of ownership among our named executive officers not later than five years after the date the person is initially appointed to the applicable position:

Title	Ownership Threshold
Chief Executive Officer	Three times (3x) base salary
Chief Financial Officer and General Counsel	One times (1x) base salary
Other Executives	50% of base salary

As of December 31, 2018, all of our named executive officers were in compliance with this requirement.

The Board is permitted, in its discretion, to waive the application of our stock ownership guidelines to any covered individual if it determines that, as a result of the individual’s personal circumstances, application of our stock ownership guidelines would result in a hardship.

Hedging and Pledging Prohibition

Our Trading Compliance Policy strictly prohibits our executive officers from “short sales,” hedging and monetization transactions (such as zero-cost collars and forward sale contracts), which allow a party to lock in much of the value of their stock holdings, often in exchange for all or part of the potential for upside appreciation in the stock, holding the Company’s securities in margin accounts and pledging the Company’s securities as collateral for loans. “Short sales,” which are sales of shares of common stock by a person who does not own the shares at the time of the sale, evidence an expectation that the value of the shares will decline. We prohibit our directors and executive officers from entering into “short sales” because such transactions signal to the market that such director or executive officer has no confidence in us or our short-term prospects and may reduce such officer’s incentive to improve our performance.

Clawback Policy

The Board has adopted a policy for recoupment of incentive compensation, or the clawback policy. The Board adopted the clawback policy to prevent executive officers involved in certain wrongful conduct from unjustly benefiting from that conduct, and to remove the financial incentives to engage in such conduct. The clawback policy generally requires an executive officer who is involved in wrongful conduct that results in a restatement of the Company’s financial statements to repay to the Company up to the full amount of any incentive compensation based on the financial statements that were subsequently restated. Incentive compensation includes bonuses or awards under the Company’s annual cash bonus plans, long-term incentive plans and equity incentive plans.

The Board intends to review the clawback policy for compliance with the Securities and Exchange Commission’s final rules related to compensation recovery, when such rules are adopted.

Tax and Accounting Considerations

In determining executive compensation, the Compensation Committee also considers, among other factors, the possible tax consequences to the Company and to our executive officers. However, to maintain maximum flexibility in designing compensation programs, the Compensation Committee will not limit compensation to those levels or types of compensation that are intended to be deductible. For example, the Compensation Committee considers the provisions of Section 162(m) of the Code and related Treasury Department regulations that restrict deductibility for federal income tax purposes of executive compensation for certain “covered employees” to the extent such compensation exceeds $1,000,000 for any of such employees in any year and does not qualify for an exception under the statute or regulations. Prior to the Tax Cuts and Jobs Act of 2017, covered employees included our chief executive officer and each of the next three highest compensated officers serving at the end of the taxable year other than our chief financial officer, and compensation that qualified as “performance-based” under Section 162(m) was exempt from this $1 million limitation. As part of the Tax Cuts and Jobs Act of 2017, the ability to rely on this “qualified performance-based compensation” exception was eliminated, and the limitation on deductibility was generally expanded to include all named executive officers. Although we maintained compensation plans that were intended to permit the award of deductible compensation as qualified performance-based compensation under Section 162(m) prior to the Tax Cuts and Jobs Act of 2017, subject to the Act’s transition relief rules, we may no longer take a deduction for any compensation paid to our covered employees in excess of $1,000,000. The Compensation Committee has determined that our interests are best served in certain circumstances by providing compensation that is not deductible under Section 162(m) of the Code and, accordingly, may grant such compensation that may be subject to the $1,000,000 annual limit on deductibility, including base salary, annual cash bonuses and long-term incentive awards.

Sections 280G and 4999 of the Code provide that executive officers, persons who hold significant equity interests and certain other highly-compensated service providers may be subject to an excise tax if they receive payments or benefits in connection with a change in control of the Company that exceeds certain prescribed limits, and that the Company (or a successor) may forfeit a deduction on the amounts subject to this additional tax. Further, Section 409A of the Code imposes certain additional taxes on service providers who enter into certain deferred compensation arrangements that do not comply with the requirements of Section 409A of the Code. We have not agreed to pay any named executive officer, a “gross-up” or other reimbursement payment for any tax liability that he or she might owe as a result of the application of Section 280G, 4999 or 409A of the Code.

The Compensation Committee also considers the accounting consequences to the Company of different compensation decisions and the impact of certain arrangements on stockholder dilution. However, neither of these factors by themselves will compel a particular compensation decision.

Compensation Committee Report

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis contained in this proxy statement. Based on this review and discussion, the Compensation Committee has recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement and incorporated into our Annual Report on Form 10-K for the fiscal year ended December 31, 2018.

Respectfully Submitted By:

The Compensation Committee

Harold Selick, Ph.D. (chairperson)
Paul W. Sandman
Samuel R. Saks, M.D.

EXECUTIVE OFFICER COMPENSATION

Summary Compensation Table

The compensation earned by our chief executive officer, chief financial officer, three other highest compensated executive officers serving as of the end of 2018 (the named executive officers) for the last three fiscal years is set forth in the table below (for purposes of determining our named executive officers, Mr. McLaughlin is considered to be our chief executive officer for 2018 since he did not step down until December 31, 2018):

Name and Title	Year	Salary	Bonus		Stock Awards(1)	Option Awards (2)	Non-Equity Incentive Plan Compensation		All Other Compensation		Total
John P. McLaughlin	2018	$700,057	$—		$—	$2,133,531	$1,188,356	(3)	$71,225	(4)	$4,093,169
Former Chief Executive	2017	$717,003	$—		$1,200,000	$—	$1,490,234		$10,000		$3,417,237
Officer	2016	$800,065	$—		$1,300,000	$—	$2,038,090		$10,000		$4,148,155

Dominique Monnet	2018	$525,000	$—		$—	$1,568,740	$346,500	(5)	$58,000	(6)	$2,498,240
President and Chief	2017	$155,303	$—		$773,444	1,459,114	$—		$25,301		$2,413,162
Executive Officer

Christopher Stone	2018	$483,000	$—		$—	$1,137,555	$500,940	(7)	$10,000	(4)	$2,131,495
Vice President, General	2017	$460,350	$—		$437,320	$—	$467,154		$10,000		$1,374,824
Counsel and Secretary	2016	$460,350	$—		$327,990	$—	$751,872		$10,000		$1,550,212

Peter Garcia	2018	$452,000	$—		$—	$1,131,398	$479,033	(8)	$54,000	(9)	$2,116,431
Vice President and Chief	2017	$430,301	$—		$433,845	$—	$463,443		$58,000		$1,385,589
Financial Officer	2016	$430,301	$—		$325,384	$—	$728,578		$58,000		$1,542,263

Jill Jene	2018	$210,139	$50,000	(10)	$—	$400,000	$108,000	(5)	$3,063	(4)	$771,202
Vice President, Business
Development
_______________________

(1)
Amounts in this column represent the grant date fair value of restricted stock awards granted in the relevant fiscal year, calculated in accordance with FASB ASC Topic 718. The amounts shown disregard estimated forfeitures. Assumptions used in the calculation of these amounts for awards are included in Note 18 to the Consolidated Financial Statements included in our Annual Report on Form 10-K filed with the SEC on March 15, 2019.

(2)
Amounts in this column represent the grant date fair value of stock options granted in the relevant fiscal year, calculated in accordance with FASB ASC Topic 718. The amounts shown disregard estimated forfeitures. The named executive officers (other than Mr. Monnet and Dr. Jene) were granted stock options on August 29, 2017, subject to the approval of the stockholders of the Company. As a result, pursuant to SEC rules and FASB ASC Topic 718, since the stock option grants were subject to stockholder approval, the grant date of such awards for purposes of FASB ASC Topic 718 and SEC disclosure rules was June 8, 2018, the date such option grants were approved by the stockholders. This date was also used to determine the grant date fair value of these stock options for purposes of FASB ASC Topic 718, which are as follows for each named executive officer who received these awards: $2,133,531 for Mr. McLaughlin; $777,555 for Mr. Stone; and $771,339 for Mr. Garcia. In addition, during 2018 the named executive officers (other than Mr. McLaughlin) were granted additional stock options, the grant date fair value of which were: $1,568,740 for Mr. Monnet; $360,000 for Mr. Stone, $360,059 for Mr. Garcia; and $400,000 for Dr. Jene. Assumptions used in the calculation of these amounts are included in Note 18 to the Consolidated Financial Statements included in our Annual Report on Form 10-K filed with the SEC on March 15, 2019.

(3)
Consists of: (a) payment under the 2018 Annual Bonus Plan - $553,045, (b) the performance-based cash payment under the 2014/18 LTIP - $383,631, and (c) the performance-based cash payment under the 2016/20 LTIP - $251,680.

(4)	Consists of: (a) matching contributions we made under our 401(k) plan and (b) in the case of Mr. McLaughlin, $61,225 in accrued vacation time paid in connection with his retirement.

(5)
Consists of a payment under the 2018 Annual Bonus Plan. Mr. Monnet and Dr. Jene were not eligible to receive payment under the 2014/18 LTIP or 2016/20 LTIP because they joined the Company after eligibility under the plans expired.

(6)	Consists of: (a) matching contributions we made to our 401(k) plan - $10,000 and (b) the housing allowance paid to Mr. Monnet - $48,000.

(7)
Consists of: (a) payment under the 2018 Annual Bonus Plan - $318,780, (b) the performance-based cash payment under the 2014/18 LTIP - $98,313, and (c) the performance-based cash payment under the 2016/20 LTIP - $83,847.

(8)
Consists of: (a) payment under the 2018 Annual Bonus Plan - $298,320, (b) the performance-based cash payment under the 2014/18 LTIP - $97,532, and (c) the performance-based cash payment under the 2016/20 LTIP - $83,181.

(9)	Consists of: (a) matching contributions we made to our 401(k) plan - $10,000, and (b) the housing allowance paid to Mr. Garcia - $44,000.

(10)	Consists of a signing bonus paid in connection with Dr. Jene’s employment with the Company.

Grants of Plan-Based Awards During 2018

The following table lists each grant of plan-based awards made by the Company during 2018 to our named executive officers:

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards ($)(1)			Estimated Future Payouts Under Equity Incentive Plan Awards (#)(2)		All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options(#)		Exercise or Base price of Option Awards ($/Sh)	Grant Date Fair Value of Stock Awards ($)(4)
Name	Approval Date	Grant Date	Threshold	Target	Maximum	Threshold	Target
John P. McLaughlin	8/29/2017	6/8/2018	—	—	—	—	$961,050	—	961,050	(3)	2.94	$1,066,766
	—	—	—	$700,057	$1,400,114	—	—	—	—		—	—
Dominique Monnet	9/21/2018	9/25/2018	—	—	—	—	—	—	1,479,944	(5)	$2.52	$1,568,740
	—	—	—	393,750	787,500	—	—	—	—		—	—
Christopher Stone	8/29/2017	6/8/2018	—	—	—	—	$350,250	—	350,250	(3)	$2.94	$388,778
	9/21/2018	9/25/2018	—	—	—	—	—	—	339,623	(5)	$2.52	$360,000
	—	—	—	$362,250	$724,500	—	—	—	—		—	—
Peter Garcia	8/29/2017	6/8/2018	—	—	—	—	$347,450	—	347,450	(3)	$2.94	$385,670
	9/21/2018	9/25/2018	—	—	—	—	—	—	339,678	(5)	$2.52	$360,056
	—	—	—	$339,000	$678,000	—	—	—	—		—	—
Jill Jene	9/21/2018	9/25/2018	—	—	—	—	—	—	377,358	(5)	$2.52	$400,000
	—	—	—	$204,000	$408,000	—	—	—	—		—	—
_______________________

(1)
The amounts in the below columns relate to the Company’s 2018 Annual Bonus Plan (second row Mr. McLaughlin, Mr. Monnet and Dr. Jene and third row for Messrs. Stone and Garcia). Actual amounts paid in December 2018 under the 2018 Annual Bonus Plan were based on the Compensation Committee’s review of corporate performance and individual achievements in December 2018 and are included in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table above.

(2)
Reflects stock options granted to Messrs. McLaughlin, Garcia and Stone on August 29, 2017, subject to the approval of the stockholders of the Company. As a result, pursuant to SEC rules and FASB ASC Topic 718, since the stock option grants were subject to stockholder approval, the grant date of such awards for purposes of FASB ASC Topic 718 and SEC disclosure rules was June 8, 2018, the date such option grants were approved by the stockholders. The stock options will vest as follows: 50% of the shares subject to the option shall vest on a 33% increase in the price of our common stock; and the remaining 50% of the shares subject to the option shall vest on a 50% increase in the price of our common stock, subject to such named executive officer’s continued service with us through the applicable vesting dates. In addition, the stock options will vest upon a change in control.

(3)
Represents stock options granted to Messrs. McLaughlin, Garcia and Stone on August 29, 2017, subject to the approval of the stockholders of the Company. As a result, pursuant to SEC rules and FASB ASC Topic 718, since the stock option grants were subject to stockholder approval, the grant date of such awards for purposes of FASB ASC Topic 718 and SEC disclosure rules was June 8, 2018, the date such option grants were approved by the stockholders. The stock options will vest as follows: 50% of the shares subject to the option vested on August 28, 2018, and 50% of the shares subject to the option shall vest on a monthly basis pro rata over the thirty-six (36) months following August 28, 2018, subject to the executive's continued service with us through the applicable vesting dates. In addition, the stock options will vest upon a change in control.

(4)
Amounts in this column represent the grant date fair value of option awards granted in 2018, calculated in accordance with FASB ASC Topic 718. The amounts shown disregard estimated forfeitures. Assumptions used in the calculation of these amounts are included in Note 18 to the Consolidated Financial Statements included in our Annual Report on Form 10-K filed with the SEC on March 15, 2019.

(5)
The stock options will on a monthly basis pro rata over the forty-eight (48) months following January 1, 2018, subject to the executive's continued service with us through the applicable vesting dates. In addition, the stock options will vest upon a change in control.

Outstanding Equity Awards at December 31, 2018

The following table sets forth information concerning stock options and stock awards held by the named executive officers as of December 31, 2018:

	Option Awards							Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(2)	Equity Incentive Plan Awards: Market or Payout Value of Unearned, Shares, Units or Other Rights That Have Not Vested ($) (1)
John P. McLaughlin	533,917	427,133	(3)	961,050	(4)	$2.94	8/28/2027	—		—	—	—
Dominique Monnet	260,271	220,229	(5)	480,500	(6)	$3.21	9/10/2027	160,134	(7)	$464,389	—	—
	369,986	1,109,958	(8)	—		$2.52	9/25/2028	—		—	—	—
Christopher Stone	194,583	155,667	(3)	350,250	(4)	$2.94	8/28/2027	—		—	42,020	$121,858
	84,905	254,718	(8)	—		$2.52	9/25/2028	—		—	—	—
Peter Garcia	193,028	154,422	(3)	347,450	(4)	$2.94	8/28/2027	—		—	41,686	$120,889
	84,920	254,758	(8)	—		$2.52	9/25/2028	—		—	—	—
Jill Jene	94,340	283,018	(8)	—		$2.52	9/25/2028	—		—	—	—
_____________________

(1)	Market value is the “closing” price of the shares on December 31, 2018 ($2.90).

(2)
Reflects restricted stock granted to our named executive officers in 2015 and 2016 under the 2015/19 LTIP and the 2016/20 LTIP, respectively. The 2017/21 LTIP was no longer effective as of December 31, 2018 due to the initial performance goal not being met and all awards thereunder were forfeited. Each LTIP is comprised of two components: (a) the right to receive a cash payment and (b) the grant of a number of unvested restricted shares of our common stock. The shares of restricted stock are granted at the beginning of the five-year performance period based on the participant’s target award. Each LTIP is constructed so that 50% of such cash payments and restricted shares are eligible to vest at the end of a two calendar year performance period ending on December 31 of the calendar year following the initial year of the LTIP program (e.g., for the 2016/20 LTIP, the initial two-year performance period ended on December 31, 2017), and the remaining 50% of cash payments and restricted shares are eligible to vest in equal amounts over the following three-year period (e.g., for the 2016/20 LTIP, in December of 2018, 2019 and 2020). The performance goals for the performance periods are established by the Compensation Committee at the time of grant of the applicable LTIP award. In addition to remaining employed by the Company through the applicable vesting dates, the Company must meet minimum performance goals described above over the applicable performance periods for the restricted stock and cash awards to vest and/or be paid.

The restricted stock awards are subject to the acceleration provisions set forth in the long-term incentive plans described below. Dividend payments and other distributions made on the restricted stock during the vesting periods of the restricted stock will accrue through the vesting periods and will be paid, plus interest, to the named executive officer upon vesting of the restricted stock award.

The number of shares reflected in the table above for each LTIP reflect the number of shares of restricted stock that remain eligible to vest under the applicable LTIP as of December 31, 2018 at “target” performance levels, as follows:

Name	2015/19 LTIP	2016/20 LTIP
John P. McLaughlin(1)	—	—
Christopher Stone	8,066	33,954
Peter Garcia	8,002	33,684
_____________
(1) Mr. McLaughlin’s remaining restricted stock was forfeited upon his retirement on December 31, 2018.

The shares of restricted stock under the 2015/19 and 2016/20 LTIPs that vested in December 2018 are not reflected in the table above and are instead reported in the “Option Exercises and Stock Vested in 2018” table below.

(3)
Represents stock options granted to Messrs. McLaughlin, Garcia and Stone on August 29, 2017, subject to the approval of the stockholders of the Company. As a result, pursuant to SEC rules and FASB ASC Topic 718, since the stock option grants were subject to stockholder approval, the grant date of such awards for purposes of FASB ASC Topic 718 and SEC disclosure rules was June 8, 2018, the date such option grants were approved by the stockholders. The stock options have a term of ten years expiring on August 28, 2027. The stock options will vest as follows: 50% of the shares subject to the option vested on August 28, 2018, and 50% of the shares subject to the option shall vest on a monthly basis pro rata over the thirty-six (36) months following August 28, 2018, subject to the executive's continued service with us through the applicable vesting dates. In addition, the stock options will vest upon a change in control.

(4)
Represents stock options granted to Messrs. McLaughlin, Garcia and Stone on August 29, 2017, subject to the approval of the stockholders of the Company. As a result, pursuant to SEC rules and FASB ASC Topic 718, since the stock option grants were subject to stockholder approval, the grant date of such awards for purposes of FASB ASC Topic 718 and SEC disclosure rules was June 8, 2018, the date such option grants were approved by the stockholders. The stock options have a term of ten years expiring on August 28, 2027. The stock options will vest as follows: 50% of the shares subject to the option shall vest on a 33% increase in the price of our common stock; and the remaining 50% of the shares subject to the option shall vest on a 50% increase in the price of our common stock, subject to such named executive officer’s continued service with us through the applicable vesting dates. In addition, the stock options will vest upon a change in control.

(5)
The options were granted to Mr. Monnet on September 11, 2017 and have a term of ten years from the date of grant. The stock options will vest as follows: 50% of the shares subject to the option shall vest on September 10, 2018, and 50% of the shares subject to the option shall vest on a monthly basis pro rata over the thirty-six (36) months following September 10, 2018, subject to Mr. Monnet’s continued service with us through the applicable vesting dates. The options are subject to the acceleration provisions set forth in the stock option agreement with Mr. Monnet described below. In addition, the stock options will vest upon a change in control.

(6)
The options were granted to Mr. Monnet on September 11, 2017 and have a term of ten years from the date of grant. The stock options will vest as follows: 50% of the shares subject to the option shall vest on a 33% increase in the price of our common stock; and the remaining 50% of the shares subject to the option shall vest on a 50% increase in the price of our common stock, subject to Mr. Monnet’s continued service with us through the applicable vesting dates. In addition, the stock options will vest upon a change in control.

(7)
Represents restricted stock granted to Mr. Monnet. The award will vest in three equal installments on each of December 12, 2018, 2019 and 2020. The restricted stock award is subject to the acceleration provisions set forth in the stock option agreement with Mr. Monnet. Dividend payments and other distributions made on the restricted stock during the vesting periods of the restricted stock will accrue through the vesting periods and will be paid, plus interest, to Mr. Monnet upon vesting of the restricted stock award. In addition, the restricted stock will vest upon a change in control.

(8)
The options were granted to our named executive officers (other than Mr. McLaughlin) on September 25, 2018 and have a term of ten years from the date of grant. The options will on a monthly basis pro rata over the forty-eight (48) months following January 1, 2018, subject to the executive's continued service with us through the applicable vesting dates. In addition, the stock options will vest upon a change in control.

Option Exercises and Stock Vested in 2018

No options were exercised by the named executive officers during 2018. The following table sets forth the restricted shares granted to the named executive officers under the 2014/18 LTIP, 16.67% of which vested in December 2018 and the 2016/20 LTIP, 16.67% of which vested in December 2018:

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
John P. McLaughlin	53,459	$161,446
Dominique Monnet	80,067	$241,802
Christopher Stone	16,275	$49,151
Peter Garcia	16,146	$48,761
Jill Jene	—	—
________________
(1)Value based on the “closing” price of the shares on the vesting date, December 12, 2018 ($3.02).

Potential Payments upon Termination or Change in Control

Severance Arrangements with Named Executive Officers

Our named executive officers are employed “at will.” However, they are eligible to receive certain severance payments and benefits upon their termination of employment under certain defined circumstances. The amount and type of such severance payments and benefits depends upon the specific circumstances under which a named executive officer’s employment terminates. There are two general categories of termination:

•
Voluntary Termination/For Cause Termination: includes voluntary termination of employment by the named executive officer (other than in connection with a resignation for good reason) and termination of the named executive officer’s employment by us for cause.

•
Involuntary Termination without Cause: includes termination of the named executive officer’s employment by us for reasons not constituting cause, such as due to a company-wide or departmental reorganization, or resignation by the named executive officer for good reason.

Prior to the adoption of our new severance plan for our named executive officers in April 2019 as described below, payments and benefits receivable upon an involuntary termination without cause or a voluntary termination for good reason were governed by the severance agreement between the applicable named executive officer and PDL. A copy of the form of our severance agreement that was in effect prior to the adoption of the new severance plan in April 2019 is available as an exhibit to our Current Report on Form 8-K filed with the SEC on May 26, 2011 (the Severance Agreement).

For purposes of determining an individual’s eligibility for the various severance payments and benefits available under the Severance Agreement, the following definitions were relevant:

A resignation for “good reason” was deemed to occur should a named executive officer resign from his or her employment with us for any of the following reasons without such named executive officer’s informed written consent (following a notice and cure period):

•	a material diminution in the authority, duties or responsibilities of the named executive officer, causing the position to be of materially lesser rank or responsibility within PDL;

•	a requirement that the named executive officer report to a corporate officer or other employee less senior than the named executive officer’s previous report;

•	a material reduction in annual base salary of the named executive officer, unless reductions comparable in amount and duration are concurrently made for all other PDL officers; or

•	any action or inaction by PDL that constitutes, with respect to the named executive officer, a material breach of the applicable offer letter.

A named executive officer’s employment was deemed to have been terminated for “cause” if such termination occurred by reason of the named executive officer’s:

•	intentional theft, dishonesty, willful misconduct, breach of fiduciary duty for personal profit or falsification of any PDL documents or records;

•	material failure to abide by PDL’s code of conduct or other written policies (including, without limitation, policies relating to confidentiality and reasonable workplace conduct);

•
material and intentional unauthorized use, misappropriation, destruction or diversion of any tangible or intangible asset or corporate opportunity of PDL (including, without limitation, improper use or disclosure of PDL confidential or proprietary information);

•	willful act that has a material detrimental effect on PDL’s reputation or business;

•	repeated failure or inability to perform any reasonable assigned duties after written notice from the chief executive officer of, and a reasonable opportunity to cure, such failure or inability;

•
material breach of any employment, service, non-disclosure, non-competition, non-solicitation or other similar agreement between the named executive officer and PDL, which breach is not cured pursuant to the terms of such agreement or within twenty (20) days of receiving written notice of such breach; or

•
conviction (including any plea of guilty or nolo contendere) of any criminal act involving fraud, dishonesty, misappropriation or moral turpitude, or which impairs the named executive officer’s ability to perform his or her duties with PDL.

Specifically, the Severance Agreement provided that, upon termination of the named executive officer’s employment without cause or his or her resignation for good reason, the executive officer was entitled to receive, subject to the execution of a general release of all claims against the Company, the following severance payment and benefits:

•	a percentage of the executive officer’s annual base salary;

•	a percentage of the executive officer’s target annual bonus for the year in which the separation occurs;

•	payment of the executive officer’s COBRA premiums, if any, for a certain number of months;

•	acceleration of vesting of a pro-rated amount of the equity awards granted pursuant to any outstanding long-term incentive plan;

•	payment of any accrued but unpaid dividends or other distributions, plus interest, paid on the restricted stock awards which are accelerated pursuant to the above clause; and

•	payment of a pro-rated amount of the named executive officer’s target cash payment that the executive officer is eligible to earn under any long-term incentive plan.

The following table sets forth the amount of severance each named executive officer was eligible to receive under the Severance Agreements pursuant to the first, second and third bullet points above:

Name	Title	% of Annual Base Salary	% of Target Annual Bonus	Number of Months of COBRA Premiums
John P. McLaughlin	Former Chief Executive Officer	100%	100%	12
Dominique Monnet	President and Chief Executive Officer	100%	100%	12
Christopher L. Stone	Vice President, General Counsel and Secretary	100%	75%	12
Peter Garcia	Vice President and Chief Financial Officer	100%	75%	12
Jill Jene	Vice President, Business Development	100%	75%	12

Any severance payments under the Severance Agreement we to be paid in a lump sum within 5 days after the effective date of the named executive officer’s release of claims. In the event of a change in control, the Severance Agreement may not be terminated until 24 months following the date of the change in control. Otherwise, a change in control has no bearing on the benefits received by a named executive officer upon termination.

New Severance Plan

In April 2019, the Board approved a severance plan covering the executive officers of the Company that is intended to replace the Severance Agreements. The new Severance Plan will take effect on the earlier of an executive’s waiver of the 6 month notice of termination required under the prior Severance Agreements or October 2019. This change was made in response to conversations with several of the Company’s shareholders who expressed a concern that management of the Company was not properly incentivized to effect a change in control under the severance agreements in place prior to the newly adopted plan. A copy of the form of our severance plan is available as an exhibit to our Current Report on Form 8-K filed with the SEC on April 10, 2019 (the Severance Plan).

The Severance Plan revised the definition of “good reason” so that it will be deemed to occur should a named executive officer resign from his or her employment with us for any of the following reasons without such named executive officer’s informed written consent (following a notice and cure period):

•
a material diminution in the authority, duties or responsibilities of the named executive officer, causing the position to be of materially lesser rank or responsibility within PDL such as would constitute a demotion other than a demotion for cause;

•	a requirement that the named executive officer relocate to work at a location more than fifty miles from Incline Village, Nevada;

•	material reduction in annual base salary of the named executive officer, unless reductions comparable in amount and duration are concurrently made for all other PDL officers; or

•	any action or inaction by PDL that constitutes, with respect to the named executive officer, a material breach of the applicable offer letter.

The Severance Plan did not modify the definition of “cause” as it is described above under the Severance Agreement effective prior to the Severance Plan.

The Severance Plan provides that, upon termination of the named executive officer’s employment without cause or his or her resignation for good reason, the executive officer will be entitled to receive, subject to the execution of a general release of all claims against the Company, the following severance payment and benefits:

•	a percentage of the executive officer’s annual base salary;

•	a percentage of the executive officer’s target annual bonus for the year in which the separation occurs; and

•	payment of the executive officer’s COBRA premiums, if any, for a certain number of months.

The following table sets forth the amount of severance each named executive officer is eligible to receive pursuant to the first, second and third bullet points above where there has been no change of control:

Name	Title	% of Annual Base Salary	% of Target Annual Bonus	Number of Months of COBRA Premiums
John P. McLaughlin(1)	Former Chief Executive Officer	N/A	N/A	N/A
Dominique Monnet	President and Chief Executive Officer	100%	100%	12
Christopher L. Stone	Vice President, General Counsel and Secretary	100%	75%	12
Peter Garcia	Vice President and Chief Financial Officer	100%	75%	12
Jill Jene	Vice President, Business Development	100%	75%	12
_______________

(1)	The Severance Plan does not cover Mr. McLaughlin since he was not an officer of the Company as of its adoption in April 2019.

If the named executive officer is terminated without Cause or he or she resigns for Good Reason within two years of a change of control, as such term is defined in the Severance Plan, the amount of severance each executive officer is eligible to receive is set forth in the chart below:

Name	Title	% of Annual Base Salary	% of Target Annual Bonus	Number of Months of COBRA Premiums
John P. McLaughlin(1)	Former Chief Executive Officer	N/A	N/A	N/A
Dominique Monnet	President and Chief Executive Officer	300%	300%	12
Christopher L. Stone	Vice President, General Counsel and Secretary	200%	200%	12
Peter Garcia	Vice President and Chief Financial Officer	200%	200%	12
Jill Jene	Vice President, Business Development	200%	200%	12
_______________

(1)	The Severance Plan does not cover Mr. McLaughlin since he was not an officer of the Company as of its adoption in April 2019.

Any severance payments under the Severance Plan will be paid in a lump sum within 5 days after the effective date of the named executive officer’s release of claims. In the event of a change in control, the Severance Plan may not be terminated until 24 months following the date of the change in control.

Change in Control Provisions Applicable to Equity Awards

A change in control will trigger acceleration and vesting awards granted under the Company’s long-term incentive plans.  Under the 2015/19 LTIP, the 2016/20 LTIP and all stock options and service-based restricted stock granted to our named executive officers, a “change in control” is deemed to have occurred as of the first day after any one or more of the following conditions is satisfied:

•
any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act), other than a trustee or other fiduciary holding securities of the Company under an employee benefit plan of the Company, becomes the “beneficial owner” (as defined in Rule 13d-3 promulgated under the Exchange Act), directly or indirectly, of securities of the Company representing 50% or more of (i) the outstanding shares of common stock of the Company or (ii) the combined voting power of the Company’s then-outstanding securities entitled to vote generally in the election of directors; or

•
the Company (i) is party to a merger, consolidation or exchange of securities which results in the holders of voting securities of the Company outstanding immediately prior thereto failing to continue to hold at least 50% of the combined voting power of the voting securities of the Company, the surviving entity or a parent of the surviving entity outstanding immediately after such merger, consolidation or exchange, or (ii) sells or disposes of all or substantially all of the Company’s assets (or any transaction or combination of transactions having similar effect is consummated), or (iii) the individuals constituting the Board immediately prior to such merger, consolidation, exchange, sale or disposition shall cease to constitute at least 50% of the Board, unless the election of each director who was not a director prior to such merger, consolidation, exchange, sale or disposition was approved by a vote of at least two-thirds of the directors then in office who were directors prior to such merger, consolidation, exchange, sale or disposition.

Notwithstanding the foregoing, a transaction will not be considered a change in control unless the transaction qualifies as a “change in control” as defined in Treasury Regulation Section 1.409A-3(i)(5)(i).

Potential Payments Upon Termination or Change in Control

The following table sets forth the amount of severance each of our current named executive officers would be eligible to receive upon a hypothetical termination or change in control on December 31, 2018, and does not include accrued wages or vacation pay that would be payable to a named executive officer upon a termination. The calculations in the following table are based on the Severance Agreements in effect on December 31, 2018 for our named executive officers, and not the Severance Plan, since the Severance Plan was not in effect on such date.

Benefits and Payments upon Separation	Termination for Cause or Voluntary Termination without Good Reason	Involuntary Termination without Cause or Voluntary Termination for Good Reason		Change in Control without Termination
John P. McLaughlin
Salary	$—	$700,057		$—
Bonus	$—	$700,057		$—
2015/19 LTIP	$—	$356,257	(1)	$445,295	(2)
2016/20 LTIP	$—	$716,383	(3)	$1,061,276	(4)
Stock Option Grant	$—	$—		$—
COBRA Benefits	$—	$38,755		$—
Total	$—	$2,511,509		$1,506,571

Dominique Monnet
Salary	$—	$525,000		$—
Bonus	$—	$393,750		$—
Restricted Stock Grant	$—	$464,389	(6)	$464,389	(6)
Stock Option Grants	$—	$140,595	(5)	$562,379	(5)
COBRA Benefits	$—	$18,450		$—
Total	$—	$1,542,184		$1,026,768

Christopher Stone
Salary	$—	$483,000		$—
Bonus	$—	$271,688		$—
2015/19 LTIP	$—	$120,758	(1)	$150,940	(2)
2016/20 LTIP	$—	$238,663	(3)	$353,565	(4)
Stock Option Grants	$—	$32,264	(5)	$129,057	(5)
COBRA Benefits	$—	$27,969		$—
Total	$—	$1,174,342		$633,562

Peter Garcia
Salary	$—	$452,000		$—
Bonus	$—	$254,250		$—
2015/19 LTIP	$—	$119,800	(1)	$149,740	(2)
2016/20 LTIP	$—	$236,767	(3)	$350,756	(4)
Stock Option Grants	$—	$32,269	(5)	$129,078	(5)
COBRA Benefits	$—	$27,969		$—
Total	$—	$1,123,055		$629,574

Jill Jene
Salary	$—	$340,000		$—
Bonus	$—	$153,000		$—
Stock Option Grant	$—	$35,849	(5)	$143,396	(5)
COBRA Benefits	$—	$9,704		$—
Total	$—	$538,553		$143,396
_________________

(1)
Represents ratable portion of target cash payment and accelerated vesting of equity, respectively, as follows - Mr. McLaughlin ($306,298 and $49,959); Mr. Stone ($102,403 and $18,715); and Mr. Garcia ($101,233 and $18,567).

(2)
Represents total target cash payment and accelerated vesting of equity, respectively, as follows - Mr. McLaughlin ($382,850 and $62,445); Mr. Stone ($127,547 and $23,393); and Mr. Garcia ($126,533 and $23,207).

(3)
Represents ratable portion of target cash payment and accelerated vesting of equity, respectively, as follows - Mr. McLaughlin ($516,878 and $199,505); Mr. Stone ($172,198 and $66,465); and Mr. Garcia ($170,830 and $65,937).

(4)
Represents total target cash payment and accelerated vesting of equity, respectively, as follows - Mr. McLaughlin ($765,722 and $295,553); Mr. Stone ($255,101 and $98,464); and Mr. Garcia (253,074 and $97,682).

(5)
Represents value of the accelerated vesting of such named executive officer’s stock options under the scenarios listed above. All of the named executive officer’s stock options will vest upon a change in control.

(6)	Represents value of the accelerated vesting of Mr. Monnet’s restricted stock award under the scenarios listed above. All of Mr. Monnet’s shares of restricted stock will vest upon a change in control.

CEO Pay Ratio

As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(u) of Regulation S-K, we are providing the following information regarding the relationship of the annual total compensation of our employees and the annual total compensation of John P. McLaughlin, our Chief Executive Officer (our CEO) during 2018. The pay ratio included in this information is a reasonable estimate calculated in a manner that is intended to be consistent with Item 402(u) of Regulation S-K.

For 2018, our last completed fiscal year:

•	the median of the annual total compensation of all employees of our company (other than our CEO) was $160,462; and

•	the annual total compensation of our CEO, as reported in the Summary Compensation Table included elsewhere in this Proxy Statement, was $4,093,169.

Based on this information, for 2018, the ratio of the median of the total compensation of all employees of the Company to the annual total compensation of, John P. McLaughlin, our CEO during 2018, was 1 to 38.2.

Determining the Median Employee

We determined that, as of December 31, 2018, our employee population consistent of 110 individuals, with approximately 82% of these individuals located in the United States and approximately 18% located in Europe. Our employee workforce consists of full- and part- time employees.

For purposes of measuring the compensation of our employees, we selected total annual cash compensation for 2018 as the most appropriate measure of compensation, which was consistently applied to all our employees included in the calculation. We did not make any cost-of-living adjustments in identifying the “median employee”. Compensation paid to our non-U.S. employees was converted to U.S. dollars based on the average exchange rate for 2018. With respect to the total annual compensation of the “median employee,” we identified and calculated the elements of such employee’s compensation for fiscal year 2018 in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K, resulting in annual total compensation of $160,462.

COMPENSATION OF OUR DIRECTORS

The Board has established its compensation policy for outside directors, which was most recently amended in March 2017 in consultation with the Compensation Committee’s current compensation consultant, Board Advisory. Members of the Board who are also employees of the Company are not entitled to any compensation with respect to their service as Board members.

Cash Compensation

In 2018, each outside director received a retainer of $100,000 per year, except for the Lead Director who received a retainer of $115,000 per year, for his or her service on the Board. Each outside director also received annual cash retainers for service on Board committees, as follows:

•
Each member of the Audit Committee received a retainer of $17,500 per year, except for the chairperson of the Audit Committee who received a retainer of $30,000 per year, for his or her service on the Audit Committee.

•
Each member of the Compensation Committee received a retainer of $15,000 per year, except for the chairperson of the Compensation Committee who received a retainer of $22,500 per year, for his or her service on the Compensation Committee.

•
Each member of the Litigation Committee received a retainer of $10,000 per year, except for the chairperson of the Litigation Committee who received a retainer of $20,000 per year, for his or her service on the Litigation Committee.

•
Each member of the Nominating and Governance Committee received a retainer of $2,500 per year, except for the chairperson of the Nominating and Governance Committee who received a retainer of $5,000 per year, for his or her service on the Nominating and Governance Committee.

All cash compensation paid to outside directors for their service on the Board and its committees is paid on a quarterly basis in arrears.

We also reimburse our directors for their reasonable travel expenses for Board and committee meetings. The Board annually sponsors a multi-day off-site meeting to which the Board members may bring their spouses. When we hold such a meeting, we reimburse the Board members for their spouses’ reasonable travel expenses for such off-site meeting.

Equity Compensation

We provide our outside directors with grants of restricted stock as a portion of their total compensation to ensure that our outside directors own common stock in the Company and their interests are aligned with our stockholders. In 2018, each of our outside directors received an annual grant of restricted stock with a grant date value of $150,000 under our Amended and Restated 2005 Equity Incentive Plan, based on the closing price of our common stock on the date of grant. Such grants are made to each current outside director annually after the conclusion of our annual general meeting of stockholders and to each new outside director upon his or her initial election to the Board. Each grant of restricted stock vests on the first anniversary of the grant date so long as the director continues to serve on the Board during the vesting period. During the vesting period, our outside directors have the right to vote their restricted stock and to receive any dividends or distributions paid on their restricted stock, except that dividends or distributions are accumulated and paid on the earlier of the vesting of the underlying stock in accordance with the vesting conditions of the original award or March 15th of the year following the payment of such dividend or distribution to all stockholders.

In April 2019, the Compensation Committee revised the structure of equity compensation for our outside directors, with such revisions to be applicable to all stock grants going forward, starting with the 2019 equity grants expected to be awarded after the Annual Meeting. The Compensation Committee determined that to better be aligned with the stockholders and management of the Company that each director’s initial stock grant should be in the form of restricted stock, but that all subsequent equity grants would be in the form of stock options, in each case based on the closing price of our common stock on the date of grant and with a one year vesting period from such grant date. The Compensation Committee did not change the value of the equity grant, which shall remain at $150,000.

2018 Compensation of Directors

In 2018, our outside directors who served on the Board during 2018 earned the compensation set forth in the table below:

Director	Fees Earned	Stock Awards(1)	Total
David W. Gryska	$123,057	$150,000	$273,057
Jody S. Lindell(2)	$99,375	$150,000	$249,375
Paul W. Sandman	$135,000	$150,000	$285,000
Harold E. Selick, Ph.D	$142,500	$150,000	$292,500
Samuel R. Saks, M.D.	$115,000	$150,000	$265,000
Paul R. Edick(3)	$123,058	$150,000	$273,058
Elizabeth O’Farrell(4)	$61,688	$150,000	$211,688
Shlomo Yanai(5)	$56,389	$150,000	$206,389
_______________

(1)
Amounts in this column represent the grant date fair value of the restricted stock granted to our outside directors, as determined in accordance with FASB ASC Topic 718. As of December 31, 2018, Drs. Selick and Saks, Messrs. Edick, Gryska and Sandman and Mr. Yanai each had 54,348 unvested restricted stock awards. Ms. O’Farrell had 63,291 unvested restricted stock awards. Ms. Lindell’s and Mr. Edick’s unvested restricted stock awards were forfeited during 2018 upon their resignations from the Board.

(2)	Ms. Lindell resigned from the Board effective October 1, 2018.

(3)	Mr. Edick resigned from the Board effective December 31, 2018.

(4)	Ms. O'Farrell was appointed to the Board effective June 22, 2018.

(5)	Mr. Yanai was elected to the Board at the 2018 annual meeting of the Company's shareholders.

Stock Ownership Guidelines for Directors

The Board has determined that ownership of our common stock by our officers and directors promotes a focus on long-term growth and aligns the interests of our officers and directors with those of our stockholders. As a result, the Board adopted stock ownership guidelines stating that our outside directors, our chief executive officer and our other five most-highly-compensated officers (based on annual base salary), should maintain certain minimum ownership levels of our common stock.

Prior to February 2019, our stock ownership guidelines required that each outside director should own shares of common stock with a value of at least one times the annual cash retainer we pay to the outside director not later than five years after the date the person initially becomes an outside director. In February 2019, the Nominating and Governance Committee amended the stock ownership guidelines applicable to our outside directors to increase the ownership requirement from one times to three times the annual cash retainer we pay to the outside director not later than five years after the date such person initially becomes a director. As of December 31, 2018, all of our outside directors are in compliance with this requirement or are on track to be compliant within the compliance period.

The Board is permitted, in its discretion, to waive the application of our stock ownership guidelines to any covered individual if it determines that, as a result of the individual’s personal circumstances, application of the ownership guidelines would result in a hardship. No such waivers were approved in 2018 for any of our officers or directors.

Equity Compensation Plan Information

The following table provides information on our equity compensation plans as of December 31, 2018.

As of December 31, 2018, we had one active stock-based incentive plan in place under which equity awards were outstanding or shares of our common stock were authorized for issuance and stand-alone inducement awards to one employee, detailed as follows:

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights		Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)		(b)	(c)

Equity compensation plans approved by security holders	6,907,994	(1)	$2.76	15,783,477
Equity compensation plans not approved by security holders (2)	1,121,133		$3.21	—
_________________

(1)	Represents outstanding shares of unvested restricted stock and stock options as of December 31, 2018 under the Amended and Restated 2005 Equity Incentive Plan.

(2)
As an inducement material to the decision by Dominique Monnet to accept employment with the Company, the Compensation Committee approved the grant of inducement awards to Mr. Monnet as employment inducement awards pursuant to Nasdaq Listing Rule 5635(c)(4). Effective September 11, 2017, Mr. Monnet was granted (a) stock options to purchase 961,000 shares of the Company’s common stock at an exercise price equal to the closing price per share of the Company’s common stock on the date of grant, and (b) 240,200 shares of restricted stock. One-half of the stock options will vest over the standard four-year vesting period, subject to Mr. Monnet’s continued service with the Company through the applicable vesting dates. The remaining options will vest based on certain performance objectives related to increases in the price of our common stock, subject to Mr. Monnet’s continued service with the Company through the applicable vesting dates. The restricted stock will vest in three equal installments on each of December 12, 2018, 2019 and 2020, subject to Mr. Monnet’s continued service with the Company through the applicable vesting dates. For a description of the inducement awards to Mr. Monnet, please see Note 16 to the Consolidated Financial Statements included in our Annual Report on Form 10-K filed with the SEC on March 15, 2019.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Unless otherwise specified, the following table sets forth certain information regarding the beneficial ownership of our common stock as of April 26, 2019, with respect to our officers and directors, and as of the date noted below for those persons or groups that beneficially hold more than 5% of our outstanding shares of common stock. The table contains ownership information for:

•	each person who is known by us, based on the records of our transfer agent and relevant documents filed with the SEC, to own beneficially more than 5% of the outstanding shares of our common stock;

•	each member of or nominee to the Board;

•	each of our named executive officers; and

•	all members of the Board and our executive officers as a group.

Except as indicated in the footnotes to this table, we believe that the persons named in the table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them, subject to community property laws where applicable. Unless otherwise specified, the address of each named individual in the table below is the address of the Company:

Name of Beneficial Owner or Identity of Group	Shares Beneficially Owned(1)	Percent of Outstanding(2)
BlackRock, Inc.(3)	12,586,753	10.4%
40 East 52nd Street
New York, NY 10022

Dimensional Fund Advisors LP(4)	12,453,121	10.3%
Building One, 6300 Bee Cave Road
Austin, TX 78746

The Vanguard Group, Inc.(5)	10,079,388	8.4%
100 Vanguard Blvd.
Malvern, PA 19355

Renaissance Technologies Corp.(6)	9,075,500	7.5%
800 Third Avenue
New York, NY 10022

State Street Corporation(7)	6,337,916	5.3%
One Lincoln Street
Boston, MA 02111

Shlomo Yanai(8)	54,348	*

David W. Gryska(8)	219,511	*

John P. McLaughlin	502,108	*

Elizabeth G. O’Farrell(9)	63,291	*

Dr. Samuel Saks(8)	214,190	*

Paul W. Sandman(8)	262,800	*

Harold Selick, Ph.D.(8)	256,828	*

Christopher Stone(10)	198,951	*

Peter Garcia(11)	225,029	*

Dominique Monnet(12)	673,660	*

Jill Jene	—	*

Name of Beneficial Owner or Identity of Group	Shares Beneficially Owned(1)	Percent of Outstanding(2)

All executive officers and directors as a group (11 persons)(13)	2,670,716	2.2%

* less than 1%
____________________

(1)
Beneficial ownership is determined in accordance with SEC rules. Shares that the person or group has the right to acquire within 60 days after April 26, 2019, are deemed to be outstanding in calculating the share ownership of the person or group. Beneficial ownership calculations for 5% stockholders are based on the most recently publicly-filed Schedule 13Ds or 13Gs, which 5% stockholders are required to file with the SEC and which generally set forth their ownership interests, as amended for known changes.

(2)
Percentage is based on 120,654,947 shares of common stock outstanding as of April 26, 2019. Shares to which the person or group has the right to acquire within 60 days after April 26, 2019, are deemed to be outstanding in calculating the share ownership of the person or group but are not deemed to be outstanding as to any other person or group.

(3)
All information included in this footnote and table regarding the beneficial ownership of BlackRock, Inc., a Delaware corporation, is based on our review of the Schedule 13G/A filed with the SEC on February 6, 2019. Blackrock, Inc. discloses the identity of the subsidiaries that acquired the securities being reported by Blackrock, Inc. as BlackRock (Netherlands) B.V.; BlackRock Advisors, LLC; BlackRock Asset Management Canada Limited; BlackRock Asset Management Ireland Limited; BlackRock Asset Management Schweiz AG; BlackRock Financial Management, Inc.; BlackRock Fund Advisors; BlackRock Institutional Trust Company, N.A.; BlackRock Investment Management (Australia) Limited; BlackRock Investment Management (UK) Ltd; and BlackRock Investment Management, LLC.

(4)
All information included in this footnote and table regarding the beneficial ownership of Dimensional Fund Advisors LP, a Delaware limited partnership, is based on our review of the Schedule 13G filed with the SEC on February 8, 2019.

	Sole voting power (shares)	Shared voting power (shares)	Sole dispositive power (shares)	Shared dispositive power (shares)
Dimensional Fund Advisors LP	11,905,880	—	12,453,121	—

(5)
All information included in this footnote and table regarding the beneficial ownership of The Vanguard Group, Inc. (VG), a Pennsylvania corporation, is based on our review of the Schedule 13G/A filed with the SEC on February 12, 2019. VG discloses the identity of the subsidiaries that acquired the securities being reported by VG as Vanguard Fiduciary Trust Company, a wholly-owned subsidiary of VG, being the beneficial owner of 124,906 shares, and Vanguard Investments Australia, Ltd., a wholly-owned subsidiary of VG, being the beneficial owner of 43,200 shares.

	Sole voting power (shares)	Shared voting power (shares)	Sole dispositive power (shares)	Shared dispositive power (shares)
VG	154,206	13,900	9,940,582	138,806

(6)
All information included in this footnote and table regarding the beneficial ownership of Renaissance Technologies LLC (RTC), a Delaware limited liability company, and Renaissance Technologies Holdings Corporation (RTHC), a Delaware corporation, is based on our review of the Schedule 13G/A filed with the SEC on February 13, 2019. RTHC maintains a majority ownership of RTC.

	Sole voting power (shares)	Shared voting power (shares)	Sole dispositive power (shares)	Shared dispositive power (shares)
RTC	9,075,500	—	9,075,500	—
RTHC	9,075,500	—	9,075,500	—

(7)
All information included in this footnote and table regarding the beneficial ownership of State Street Corporation a Massachusetts corporation, is based on our review of the Schedule 13G filed with the SEC on February 13, 2019. State Street Corporation discloses the identity of the subsidiaries that acquired the securities being reported as SSGA Funds Management, Inc.; State Street Global Advisor Trust Company; State Street Global Advisors Limited (UK); and State Street Global Advisors, Australia Limited.

	Sole voting power (shares)	Shared voting power (shares)	Sole dispositive power (shares)	Shared dispositive power (shares)
State Street Corporation	—	5,764,979	—	6,337,916

(8)	Includes 54,348 restricted shares that will vest on June 8, 2019, provided the director continues to serve on the Board on that date.

(9)	Includes 63,291 restricted shares that will vest on June 8, 2019, provided that Ms. O’Farrell continues to serve on the Board on that date.

(10)
Includes up to 25,043 restricted shares that will vest in December 2019 and 16,977 restricted shares that will vest in December 2020, under the Company’s 2015/19 LTIP and 2016/20 LTIP; provided Mr. Stone is employed by the Company at such dates and certain minimum performance conditions are met.

(11)
Includes up to 24,844 restricted shares that will vest in December 2019 and 16,842 restricted shares that will vest in December 2020, under the Company’s 2015/19 LTIP and 2016/20 LTIP; provided Mr. Garcia is employed by the Company at such dates and certain minimum performance conditions are met.

(12)
Includes 80,066 restricted shares that will vest in December 2019, 150,359 restricted shares that will vest in January 2020, 80,067 restricted shares that will vest in December 2020, 150,358 restricted shares that will vest in January 2021 and 150,358 restricted shares that will vest in January 2022; provided Mr. Monnet is employed by the Company at such dates.

(13)
Consists of all shares beneficially owned by all directors and executive officers as a group as of April 26, 2019.  Includes (i) 335,031 shares that will vest on June 8, 2019, provided all the directors continue to serve on our Board on that date, (ii) up to 49,887 restricted shares that will vest in December 2019 and 33,819 restricted shares that will vest in December 2020, provided that Messrs. Garcia and Stone continue to be employed by the Company on such dates and certain performance conditions are met and (iii) 80,066 restricted shares that will vest in December 2019 and 80,067 restricted shares that will vest in December 2020, in each case, provided Mr. Monnet continues to be employed by the Company on such dates.

For information about the awards outstanding, and shares available for issuance under our equity plans as of December 31, 2018, please see “Equity Compensation Plan Information” above.

RELATED PERSON TRANSACTIONS

Procedures for Approval of Related Person Transactions

The Audit Committee is responsible for reviewing and approving all related person transactions, including transactions with executive officers and directors, for potential conflicts of interests or other improprieties. Under SEC rules, related person transactions are those transactions where we are or may be a party and the amount involved exceeds $120,000, and where any of our directors or executive officers or any other related person had or will have a direct or indirect material interest, excluding, among other things, compensation arrangements with respect to employment and Board membership. The Audit Committee would approve a related person transaction if it determined that the transaction was in the Company’s best interests and on terms no less favorable than terms generally available to an unaffiliated third-party under the same or similar circumstances.

The Audit Committee has adopted a stringent written policy whereby the Audit Committee will review for approval all related person transactions where the amount involved is anticipated to exceed $25,000. Our directors are required to disclose to the Board any potential conflict of interest or personal interest in a transaction that the Board or the Company is considering. Our executive officers are required to disclose any related person transaction to our Compliance Officer who would notify the Audit Committee of the transaction. We poll our directors regularly, but no less frequently than annually, with respect to related person transactions and their service as an officer or director of other entities.

Any director involved in a related person transaction that is being reviewed or approved must recuse himself or herself from participation in any related deliberation or decision. All related person transactions anticipated to exceed $25,000 are reviewed in advance of the transaction being completed.

Related Person Transactions

There were no transactions in 2018 and there is not any currently proposed transaction where we were or are to be a party and the amount involved exceeded $120,000, and where any of our directors or executive officers or any other related person had or will have a direct or indirect material interest, other than the compensation paid to our executive officers with respect to their employment relationship with us and compensation paid to our outside directors for their service as members of the Board, which compensation is disclosed in this proxy statement.

OTHER MATTERS

Stockholder Proposals

If a stockholder wishes to have a proposal considered for presentation directly, without its inclusion in our proxy statement, at the 2020 annual meeting of stockholders, including for a recommendation of candidates for election to the Board, the stockholder must submit the proposal to us in writing between February 21, 2020 and March 22, 2020, which is not less than ninety (90) calendar days nor more than one hundred twenty (120) calendar days in advance of the date of the one-year anniversary of the Annual Meeting. Proposals should be addressed to:

PDL BioPharma, Inc.
Attention: Corporate Secretary
932 Southwood Boulevard
Incline Village, NV 89451

Stockholders submitting a proposal must provide certain other information as described in our Bylaws. Copies of our Bylaws are available online in the “Investor Relations - Corporate Governance” section of our corporate Internet site at www.pdl.com. In addition, proposals submitted for inclusion in our proxy statement must comply with Rule 14a-8 under the Exchange Act and must be received at our principal executive offices shown above no later than the close of business on January 10, 2020, which is not less than 120 days before the date of the Company’s proxy statement released to stockholders in connection with the previous year’s annual meeting.

We did not receive a request from any of our stockholders to include a proposal in this proxy statement.

Section 16(a) Beneficial Ownership Reporting Compliance

Our directors and executive officers are required by Section 16(a) of the Exchange Act to timely file with the SEC certain reports regarding their beneficial ownership of our common stock. These persons are also required to furnish us with copies of these reports they file with the SEC. To our knowledge, based solely on our review of such Section 16 reports we have received and written representations from our directors and executive officers, we have concluded that our directors and executive officers complied with all filing requirements applicable to them under Section 16(a) during 2018.

Transaction of Other Business

At the date of this proxy statement, the only business that the Board intends to present or knows that others will present at the Annual Meeting is as set forth above. If any other matter or matters are properly brought before the Annual Meeting, or any adjournment thereof, it is the intention of the persons named in the accompanying form of proxy to vote the proxy on such matters in accordance with their best judgment.

By Order of the Board of Directors

Christopher Stone
Vice President, General Counsel and Secretary

April 30, 2019

PROXY CARD

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
se any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

The Board of Directors recommends you vote FOR the following:

	For All	Withhold All	For All Except
1. Election of Directors	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

Nominees

1) Harold Selick, Ph.D. 2) Samuel Saks, M.D. 3) Natasha Hernday

The Board of Directors recommends you vote FOR the following proposals:

Note: Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

0000423147_1 R1.0.1.18

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com .

PDL BIOPHARMA, INC.
Proxy for Annual Meeting of Stockholders, June 20, 2019
Solicited on Behalf of the Board of Directors

The undersigned hereby appoints Dominique Monnet and Christopher Stone, and each of them acting individually and each with full power of substitution, as proxies for the undersigned, to represent the undersigned and to vote all of the shares of stock in PDL BioPharma, Inc., a Delaware corporation (the "Company"), that the undersigned may be entitled to vote at the 2019 annual meeting of stockholders of the Company to be held on Thursday, June 20, 2019, at 3 p.m. (PDT), and at any adjournment or postponement thereof, (1) as hereinafter specified on the matters listed on the reverse side and as more particularly described in the Company's Proxy Statement with respect to the annual meeting, receipt of which is hereby acknowledged, and (2) in their discretion upon such other matters as may properly come before the meeting.

The shares represented hereby shall be voted as specified, and if no specification is made, such shares shall be voted FOR the Director nominees, and FOR proposals 2 and 3. The undersigned hereby further confers upon said proxies or their substitute or substitutes, discretionary authority to vote in respect to all other matters that may properly come before the meeting or any continuation or adjournment thereof. The undersigned hereby acknowledges receipt of (a) the Notice of Annual Meeting, (b) accompanying Proxy Statement and (c) an Annual Report of the Company for the fiscal year ended December 31, 2018, and hereby expressly revokes any and all proxies heretofore given or executed by the undersigned with respect to the shares of stock represented by this Proxy, and by filing this Proxy with the Secretary of the Company, gives notice of such revocation.

(Continued and to be signed on reverse side)

0000423147_2 R1.0.1.18